Exhibit 2.1

TRANSACTION AGREEMENT

By and among

NTELOS INC.,

PROJECT HOLDINGS CORP.,

PROJECT MERGER SUB CORP.

and

Certain Shareholder Signatories

Dated as of January 18, 2005

TABLE OF CONTENTS

ARTICLE I
The Initial Stock Purchase and The Merger
1.1.	Purchase and Sale	2
1.2.	Initial Stock Purchase Closing	3
1.3.	The Merger	3
1.4.	Merger Closing	3
1.5.	Effective Time	3
1.6.	Effects of the Merger	4
1.7.	Articles of Incorporation and By-laws	4
1.8.	Directors	4
1.9.	Officers	4
1.10.	Effect on Capital Stock	4
1.11.	Surrender and Payment	5
1.12.	Company Stock Option Plans	9
1.13	Company Warrants	9

ARTICLE II
Representations and Warranties
2.1.	Representations and Warranties of the Company	9
2.2.	Representations and Warranties of the Sellers	29
2.3.	Representations and Warranties of Parent and Merger Sub	30

ARTICLE III
Covenants
3.1.	Interim Operations	35
3.2.	Filings; Other Actions; Notification	38
3.3.	Access	40
3.4.	Publicity	40
3.5.	Employees	40
3.6.	Expenses	42
3.7.	Indemnification; Directors’ and Officers’ Insurance	42
3.8.	Takeover Statute	43
3.9.	Conduct of Parent	44
3.10.	Tag-Along and Drag-Along	44
3.11.	Other Actions	44
3.12.	Tax	46
3.13.	Registered Issuer	47

ARTICLE IV
Conditions
4.1.	Conditions to Each Party’s Obligation to Consummate the Initial Stock Purchase	47
4.2.	Conditions to Obligations of Parent to Consummate the Initial Stock Purchase	47
4.3.	Conditions to Obligations of the Company to Consummate the Initial Stock Purchase	48
4.4.	Conditions to Each Party’s Obligation to Consummate the Merger	49
4.5.	Conditions to Obligations of Parent and Merger Sub to Consummate the Merger	49
4.6.	Conditions to Obligations of the Company to Consummate the Merger	51

ARTICLE V
Termination
5.1.	Termination by Mutual Consent	51
5.2.	Termination by Either Parent or the Company	51
5.3.	Termination by the Company	53
5.4.	Termination by Parent	53
5.5.	Effect of Termination and Abandonment	53

ARTICLE VI
Miscellaneous and General
6.1.	Survival	54
6.2.	Modification or Amendment	54
6.3.	Waiver	54
6.4.	Counterparts	54
6.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	54
6.6.	Notices	55
6.7.	Entire Agreement	57
6.8.	Third Party Beneficiaries	57
6.9.	Obligations of Parent	57
6.10.	Binding Effect	57
6.11.	Severability	57
6.12.	Interpretation; Construction	58
6.13.	Assignment	58
6.13.	Specific Performance	58

INDEX OF DEFINED TERMS

Terms	Section
Action	3.7(b)
Affiliate	2.1(a)(ii)
Agreement	Preamble
Antitrust Division	2.3(d)(1)
Bankruptcy Court	2.1(i)
business day	1.4(b)
CERCLA	2.1(p)
Certificate	1.11(b)
Certificate of Merger	1.5
Chapter 11 Plan	2.1(i)
Code	2.1(l)(i)
Communications Act	2.3(d)(iii)
Company	Preamble
Company Benefit Plans	2.1(l)(i)
Company Common Stock	Preamble
Company Disclosure Letter	2.1
Company Material Adverse Effect	2.1(a)(iv)
Company Preferred Stock	2.1(b)
Company Reports	2.1(h)(i)
Company Stock Option Plans	1.12
Company Stock Options	1.12
Company Warrants	2.1(b)(2)(ii)
Confidentiality Agreements	6.7
Confirmation Order	2.1(i)
Continuing Director	3.11(e)
Contracts	2.1(d)(ii)(B)
Consents	Recitals
D&O Insurance	3.7(c)
Debt Financing	Recitals
Debt Financing Commitment Letters	Recitals
Designated Contract	2.1(e)(i)
Designated Customer	2.1(g)(i)
Dissenters’ Rights Statute	Recitals
Dissenters’ Shares	1.10(d)
Effective Time	1.5
Employees	2.1(l)(i)
Environmental Law	2.1(p)
Equity Financing	2.3(h)(i)
Equity Financing Commitment Letter	2.3(h)(ii)
ERISA	2.1(l)(i)
ERISA Affiliate	2.1(l)(i)
Exchange Act	2.1(a)(iii)
FCC	2.1(d)(i)(B)
FCC Authorizations	2.3(d)(iii)
Final Order	2.1(i)
FTC	2.1(d)(1)
Funds	2.3(h)(ii)

Terms	Section
GAAP	2.1(a)(iv)(A)
Government Antitrust Entity	3.2(h)
Governmental Authorizations	2.1(d)(i)(E)
Governmental Entity	2.1(d)(i)(E)
Hazardous Substance	2.1(p)
Holder	Section 1.1(b)
Holders	Section 1.1(b)
HSR Act	2.1(d)(i)(A)
Indemnified Party	3.7(b)
Initial Equity Financing	2.3(h)(i)
Initial Stock Purchase	Recitals
Initial Stock Purchase Closing	1.2
Initial Stock Purchase Closing Date	1.2
Intellectual Property	2.1(t)
IRUs	2.1(m)(i)
Joint Venture Affiliate	2.1(f)(i)
knowledge	2.1(d)(ii)
Law	2.1(n)
Leased Property	2.1(m)(i)
Letter of Transmittal	1.11(c)
Liabilities	2.1(h)(ii)
Lien	2.1(j)
Maximum Initial Stock Purchase	1.1(e)
Merger	Recitals
Merger Closing	1.4
Merger Closing Account	1.11(a)
Merger Closing Date	1.4(a)
Merger Equity Financing	2.3(h)(i)
Merger Sub	Preamble
NLRB	2.1(r)(ii)
non-assessable	2.1(b)
Offer Documents	3.11(c)
Order	4.1(b)
Owned Property	2.1(m)(i)
Parent	Preamble
Parent Benefit Plans	3.5(b)
Parent Director	3.11(e)
Paying Agent	1.11(a)
Per Share Consideration	Recitals
Permits	2.1(n)
Permitted Asset Sales	2.1(j)
Permitted Liens	2.1(j)
Person	2.1(a)(iii)
Predecessor Company	2.1(h)(i)(B)
PUCs	2.1(d)(i)(C)
Potential Cash Receipt Items	1.11
Recapitalization	Recitals
Release	2.1(p)(iii)
Reorganization Effective Date	2.1(h)(i)
Reorganized Company	2.1(h)(i)(B)
Representatives	2.1(v)

Terms	Section
Repurchase	Recitals
Seller	Preamble
Sellers	Preamble
Second Request	2.3(d)(1)
Securities	Recitals
Shareholders Agreement	Recitals
Sprint	4.5(c)
Subsidiary	2.1(a)(i)
Surviving Company	1.3
Tag-Along Seller	Recitals
Tag-Along Sellers	Recitals
Takeover Statute	2.1(o)
Tax	2.1(q)
Tax Return	2.1(q)
Taxable	2.1(q)
Taxes	2.1(q)
Termination Date	5.2(a)
TIP	2.1(l)(vii)
TIP Participant	2.1(l)(vii)
TIP Schedule	2.1(l)(vii)
Transfer Applications	2.3(d)(iii)
Verizon	4.5(c)
VITAL	2.1(a)
VSCA	Recitals
Warrant Holders	Section 1.1(b)

EXHIBITS
EXHIBIT A	Debt Commitment Letters	A-1
EXHIBIT B	Form of Shareholders Agreement	B-1
EXHIBIT C	Form of Bylaws	C-1

ANNEXES

ANNEX A	Company Disclosure Letter

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of January 18, 2005, by and among NTELOS Inc., a Virginia corporation (the “Company”), certain holders of common stock, without par value, of the Company (the “Company Common Stock”) that are signatories hereto (such holders, the “Sellers” and each a “Seller”), Project Holdings Corp., a Delaware corporation (“Parent”), and Project Merger Sub Corp., a Virginia corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, it is contemplated that promptly after the execution of this Agreement the Company shall undertake to issue certain indebtedness in the amounts and terms set forth in the debt commitment letters attached hereto as Exhibit A (the “Debt Commitment Letters”) (the “Debt Financing”), the aggregate proceeds of which will be sufficient for, and shall by used by, the Company to repurchase (such repurchase, the “Repurchase” and, together with the Debt Financing, the “Recapitalization”) for an amount in cash, without interest, per share equal to $40.00 (the “Per Share Consideration”) (with the Per Share Consideration being appropriately adjusted to reflect exercise prices in the case of Company Options and Company Warrants) on a pro rata basis an amount of Company Common Stock and Company Warrants equal to up to approximately 75% of the Company’s issued and outstanding shares of capital stock, on a fully diluted, fully converted basis and 100% of the vested Company Stock Options (Company Common Stock, Company Warrants and Company Stock Options collectively, the “Securities”) and to satisfy certain related obligations (including fees and expenses to be paid in connection with the transactions contemplated by this Agreement);

WHEREAS, as soon as practicable following the consummation of the Recapitalization and subject to any adjustments provided for herein, Sellers desire to sell and Parent desires to purchase (such sale and purchase, the “Initial Stock Purchase”), Securities equal to up to 24.9% of the Company’s then-issued and outstanding shares of capital stock, on a fully diluted, fully converted basis, upon the terms and conditions of this Agreement and subject to the right of other holders of Securities to participate in the Initial Stock Purchase (such participating holders, the “Tag-Along Sellers” and each a “Tag-Along Seller”) as set forth in Section 3.3 of that certain Shareholders Agreement, dated as of September 9, 2003, by and among the Company and certain other parties thereto (the “Shareholders Agreement”);

WHEREAS, thereafter, it is proposed that Merger Sub merge with and into the Company, with the Company surviving (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and upon the terms and conditions of this Agreement;

WHEREAS, the Board of Directors of each of the Company and Merger Sub has (a) determined that the Merger is advisable and in the best interests of the Company or Merger Sub, as the case may be, and (b) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent, as sole shareholder of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in order to induce Parent to enter into this Agreement, each Seller has delivered to the Company and Parent a written consent and release (each a “Consent” and collectively the “Consents”) simultaneously herewith, pursuant to which, among other things, each such Holder has (i) acted by written consent in favor of adoption of this Agreement and (ii) waived any right of dissent with respect to such Company Common Stock pursuant to the provisions of Section 13.1-730 (the “Dissenters’ Rights Statute”) of the VSCA; and

WHEREAS, the Company, Sellers, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

The Initial Stock Purchase and The Merger

1.1. Purchase and Sale. On the basis of the representations and warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, and subject to Section 3.3 of the Shareholders Agreement, the Sellers (and, to the extent applicable, the Tag-Along Sellers) shall sell, and the Parent shall purchase, on a pro rata basis an amount of Securities equal to the Maximum Initial Stock Purchase of the Company’s shares of capital stock (on a fully diluted, fully converted basis) issued and outstanding immediately after the Recapitalization, as follows:

(a) Company Warrants. Company Warrants shall be purchased and sold for an amount of cash equal to the Per Share Consideration that would otherwise be payable to selling holders of Company Warrants (and such holder, a “Warrant Holder” and, together with holders of Company Stock Options and holders of Company Common Stock, the “Holders” and each a “Holder”) in respect of each share of Company Common Stock eligible for purchase in the Initial Stock Purchase and that would be issued upon the exercise of such Company Warrants, with such amount being appropriately reduced in the amount of the exercise price that would have been payable to the Company by such Warrant Holder upon the exercise of such Company Warrants (as set forth on Section 2.1(b) of the Company Disclosure Letter hereto);

(b) Company Common Stock. Each share of Company Common Stock eligible for purchase in the Initial Stock Purchase shall be purchased and sold for an amount of cash equal to the Per Share Consideration; and

(c) Withholding Taxes. All amounts payable pursuant to this Section 1.1 shall be subject to any required withholding of Taxes and shall be paid without interest.

(d) Maximum Initial Stock Purchase. For purposes of this Section 1.1 the “Maximum Initial Stock Purchase” means 950,000 shares of Company Common Stock (including Company Warrants convertible into such shares, if applicable); provided that such amount of stock shall be reduced such that, giving effect to the Initial Stock Purchase, Parent shall not beneficially own more than 24.9% of the issued and outstanding shares of Company Common Stock on a primary basis or 24.9% of the issued and outstanding shares of Company Common Stock on a fully diluted, fully converted basis, assuming for purposes of these calculations that all Company Options and Compant Warrants that do not participate in the Initial Stock Purchase have expired and are no longer issued and outstanding.

1.2. Initial Stock Purchase Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Initial Stock Purchase (the “Initial Stock Purchase Closing”) shall take place immediately following the consummation of the Recapitalization and after the satisfaction or (to the extent permitted by applicable law) waiver of the applicable conditions set forth in Article IV (other than those conditions to be satisfied or waived at the Initial Stock Purchase Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other time, date or place agreed to by Parent, the Company and Sellers. For purposes of this Agreement, “Initial Stock Purchase Closing Date” means the date on which the Initial Stock Purchase Closing occurs.

1.3. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the VSCA, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Company”), and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the VSCA.

1.4. Merger Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Merger Closing”) shall take place at 10:00 a.m., New York time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the applicable conditions set forth in Article IV (other than those conditions to be satisfied or waived at the Merger Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other time, date or place agreed to by Parent and the Company. For purposes of this Agreement, (a) “Merger Closing Date” means the date on which the Merger Closing occurs, and (b) “business day” means a day other than (i) Saturday or Sunday or (ii) any other day on which banks in the city and state of New York are permitted or required to be closed.

1.5. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Merger Closing Date, a certificate of merger, articles of merger or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the VSCA and filed with the State Corporation Commission of the Commonwealth of Virginia. The Merger shall become effective at such time as Parent and

Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”).

1.6. Effects of the Merger. The Merger shall have the effects set forth in the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Company, and all debts, liabilities and duties of Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Company.

1.7. Articles of Incorporation and Bylaws.

(a) At the Effective Time, subject to the requirements of the provisions of Sections 1.7(b) and 3.7 hereof, the articles of incorporation of the Surviving Company shall be amended in its entirety to read as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that Article VI of the articles of incorporation of the Surviving Company shall include Article VI of the Amended and Restated Articles of Incorporation of the Company as in effect as of the date of this Agreement.

(b) At the Effective Time, subject to the requirements of the provisions of Section 3.7, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

1.8. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.9. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.10. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Company.

(b) Conversion of Parent-Owned Stock. The shares of Company Common Stock that are owned by Parent or Merger Sub immediately prior to the Effective Time (i) automatically shall be converted into ten shares of common stock of the Surviving Corporation and (ii) no further payment shall be made in exchange therefore or as a result of such conversion.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 1.10(b) and (ii) Dissenters’ Shares) shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Consideration. At the Effective Time all such shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a Certificate that immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Consideration.

(d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder that is entitled to demand and properly exercises such holder’s right of dissent with respect to such shares pursuant to, and that complies in all respects with, the Dissenters’ Rights Statute of the VSCA (the “Dissenters’ Shares”) shall not be converted into the right to receive the Per Share Consideration as provided in Section 1.10(c), but, instead, such holder shall be entitled to such rights (but only such rights) as are granted by the Dissenters’ Rights Statute. At the Effective Time, all Dissenters’ Shares no longer shall be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by applicable law, each holder of Dissenters’ Shares shall cease to have any rights with respect thereto other than such rights as are granted by the Dissenters’ Rights Statute. Notwithstanding the foregoing, if any such holder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to dissent under the Dissenters’ Rights Statute or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenters’ Rights Statute, then the rights of such holder under the Dissenters’ Rights Statute shall cease and such Dissenters’ Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Consideration as provided in Section 1.10(c), in the case of shares of Company Common Stock. The Company shall give notice to Parent of any exercise of rights of dissent of any shares of Company Common Stock, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such exercises of rights of dissent. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any claim by any holder that has exercised its rights of dissent.

1.11. Surrender and Payment.

(a) Paying Agent. Prior to the Initial Stock Purchase Closing the Company shall designate and enter into an agreement with a paying agent (the “Paying Agent”), and the Paying Agent shall act as agent for the payment of the cash amounts contemplated pursuant to Sections 1.1, 1.10(c), 1.12 and 1.13 upon surrender of Certificates in accordance with this Article I from time to time at or after the Initial Stock Closing or Effective Time, as applicable. At the Initial Stock Purchase Closing Parent shall deposit, to an account specified prior to the Initial Stock Purchase Closing by the Paying Agent, an amount sufficient for the payment of the aggregate amounts payable pursuant to Section 1.1. At the Merger Closing, and in any event prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, to an account specified prior to the Effective Time by the Paying Agent (the “Merger Closing Account”), cash in the amounts sufficient for the payment of the aggregate amounts payable pursuant to Sections 1.10(c), 1.12 and 1.13.

Notwithstanding the foregoing:

1.	to the extent that the Company receives cash in connection with the Potential Cash Receipt Items

(A) prior to the Initial Stock Purchase Closing, (w) such cash shall be used to repay existing Company indebtedness (other than capital leases), (x) Parent’s obligation to deposit cash at the Merger Closing pursuant to this Section 1.11 shall be reduced dollar-for-dollar by the amount transferred to the Merger Closing Account pursuant to clause (z) below, (y) immediately upon receipt of the proceeds of the Debt Refinancing, the Company shall cause an amount of cash equal to the amount received in connection with such Potential Cash Receipt Item to be deposited in a segregated account and (z) at the Merger Closing, such amounts shall be transferred from such segregated account to the Merger Closing Account for use in satisfaction of the amounts payable pursuant to Section 1.10(c), 1.12 and 1.13 or

(B) after the Initial Stock Purchase Closing, (x) such amounts shall be deposited immediately in a segregated account, (y) at the Merger Closing, such amounts shall be transferred from such segregated account to the Merger Closing Account for use in satisfaction of the amounts payable pursuant to Section 1.10(c), 1.12 and 1.13 and (z) Parent’s obligation to deposit cash at the Merger Closing pursuant to this Section 1.11 shall be reduced dollar-for-dollar by the amount so transferred into the Merger Closing Account;

2.	to the extent that the amount of cash used by the Company to effect the Repurchase is less than $440 million, (x) the Company shall cause an amount of cash equal to the difference between $440 million and the amount of cash actually used by the Company to effect the Repurchase to be deposited immediately upon completion of the Repurchase into a segregated account, (y) Parent’s obligation to deposit cash at the Merger Closing pursuant to this Section 1.11 shall be reduced dollar-for-dollar by the amount transferred to the Merger Closing Account pursuant to clause (z) below and, (z) at the Merger Closing such amount shall be transferred from such segregated account to the Merger Closing Account for use in satisfaction of the payment of the amounts payable pursuant to Section 1.10(c), 1.12 and 1.13; and

3.	to the extent that either Company Options or Company Warrants are exercised and cash exercise price is paid to the Company in connection therewith at any time prior to the Merger Closing, (x) immediately upon receipt of such cash, such cash shall be deposited in a segregated account, (y) at the Merger Closing, such deposited cash shall be transferred from the segregated account into the Merger Closing Account for use in satisfaction of the payment of the amounts payable pursuant to Section 1.10(c), 1.12 and 1.13 and (z) Parent’s obligation to deposit cash at the Merger Closing pursuant to this Section 1.11 shall be reduced dollar-for-dollar by such amount so transferred into the Merger Closing Account.

4.

In addition, (w) as soon as practicable following the date hereof, the Company shall prepay $5 million of indebtedness (other than capital leases) from cash on hand, (x) immediately upon the receipt of proceeds from the Debt Financing, the Company shall deposit an amount of $5 million in a segregated account, and (y)(i) if the amount of cash on hand (excluding the cash in the segregated account) at the Company immediately prior to the consummation of the Merger is $5 million or more, then the cash in the segregated account shall be transferred into the Merger Closing Account and Parent’s obligation to deposit cash at the Merger Closing pursuant to this Section 1.11 shall be reduced dollar-for-dollar by $5 million; or (ii) if the amount of cash on hand (excluding cash in the segregated account) at the Company immediately prior to the consummation of the Merger is less than $5 million but greater than 0, then an amount equal to the cash on hand shall be transferred into the Merger Closing Account from the segregated account and Parent’s obligation to deposit cash at the Merger Closing pursuant to this Section 1.11 shall be reduced dollar-for-dollar by the amount of such transfer. The remainder of the amounts in the segregated account shall remain in the segregated account until following the consummation of the Merger.

5.	For purposes of this Section 1.11(a) the “Potential Cash Receipt Items” shall mean those matters listed on Section 1.11 of the Company Disclosure Letter.

(b) Initial Stock Closing Payment Procedure. Upon the Initial Stock Purchase Closing, the Sellers (and, to the extent applicable, the Tag-Along Sellers) shall be entitled to receive payment of (1) the amount of cash such holder shall be entitled to receive pursuant to Section 1.1(b) in respect of the shares of Company Common Stock and (2) the amount of cash such holder shall be entitled to receive pursuant to Section 1.1(a) in respect of any Company Warrants, in each case, purchased by Parent in connection with the Initial Stock Purchase, in each case, by check or, at such Holder’s request as set forth in the letter of transmittal used in connection with the Repurchase, by wire transfer of immediately available funds to the account(s) designated by such Holder on the Initial Stock Purchase Closing Date, after such Holder surrenders to Parent the Certificates representing the applicable Securities, with appropriate stock powers attached, properly signed, and any necessary documentary or transfer tax stamps duly affixed and cancelled; provided, however, to the extent that any Tag-Along Seller participates in the Initial Stock Purchase, such Holder shall also deliver at such time representations and warranties to Parent substantially in the form as set forth in the Consents. For purposes of this Agreement, “Certificate” shall mean, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares, and with respect to Company Options or Company Warrants, the appropriate corresponding documentation that, immediately prior to the Effective Time, represented such securities.

(c) Merger Closing Exchange Procedure. As soon as reasonably practicable after the date hereof but in no event later than the tenth business day prior to the anticipated Merger Closing Date (as mutually and reasonably determined by Parent and the board of directors of the Company), the Company shall mail to each Holder of record of a Certificate (i) a form of letter of transmittal (the “Letter of Transmittal”) (that shall (A) specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent and (B) be in customary form reasonably acceptable to the Company and Parent with no representations or warranties or indemnities from Holders of shares of Company Common Stock, Company Options or Company Warrants other than customary representations and warranties from such Holders with respect to ownership of such stock, warrants or options and the right to sell such stock, warrants or options, and (C) have such other provisions as Parent and the board of directors of the Company may reasonably agree), and (ii) instructions for use in effecting the surrender of Certificates in exchange for the amount of cash such Holder shall be entitled to receive pursuant to Sections 1.10(c), 1.12 and 1.13.

(d) Merger Closing Cancellation and Payment Procedure. Upon surrender to the Paying Agent of a Certificate for cancellation (or transfer to Parent in the case of Company Warrants), together with such Letter of Transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Company, the Holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares, options or warrants formerly represented by such Certificate shall have been converted or sold pursuant to Sections 1.10(c), 1.12 and 1.13, and the Company Common Stock, Company Options and Company Warrants so surrendered shall forthwith be cancelled. Upon surrender to the Paying Agent of a Certificate for cancellation or transfer to Parent, any Holder of shares of Company Common Stock, Company Options or Company Warrants shall be entitled to receive payment of (1) the amount of cash such Holder shall be entitled to receive pursuant to Section 1.10(c) in respect of the shares of Company Common Stock, (2) the amount of cash such Holder shall be entitled to receive pursuant to Section 1.12 in respect of any Company Options, and (3) the amount of cash such Holder shall be entitled to receive pursuant to Section 1.13 in respect of any Company Warrants, in each case, held by them on the Merger Closing Date, in each case, by check or, at such Holder’s request as specified in such Holder’s Letter of Transmittal, by wire transfer of immediately available funds to the account(s) designated by such Holder on the earlier of (X) the Merger Closing Date, if such Holder surrendered such Certificate to the Paying Agent on or prior to 11:00 a.m. New York City time on the Merger Closing Date, and (Y) the first business day after such delivery, if such delivery is made after such time.

(e) Certain Transfers. In the event of a transfer of ownership of Company Common Stock, Company Options or Company Warrants that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered Holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(f) Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Company for transfer or any other reason, they shall be cancelled and exchanged or transferred to Parent as provided in this Article I.

(g) No Liability. None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the Holders of unsurrendered Certificates and unclaimed at the end of 18 months after the Effective Time shall be returned to the Surviving Company, after which time any Holder of unsurrendered Certificates shall look as a general creditor only to the Surviving Company for payment of such funds to which such Holder may be due, subject to applicable law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond in such reasonable amount as the Surviving Company may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Company, acting as Paying Agent, shall pay in respect of such lost, stolen or destroyed Certificate the amount contemplated pursuant to Sections 1.10(c), 1.12 and 1.13, as the case may be.

1.12. Company Stock Option Plans. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding options to purchase Company Common Stock (“Company Stock Options”) issued pursuant to the (i) NTELOS Inc. Stock Option Plan and (ii) NTELOS Inc. Stock Option Plan for Non-Employee Directors (collectively, the “Company Stock Option Plans”) heretofore granted under the Company Stock Option Plans to provide that (i) each Company Stock Option outstanding at the Effective Time shall be canceled effective at the Effective Time with the Holder thereof becoming entitled to receive an amount of cash equal to (A) the excess, if any, of (I) the Per Share Consideration over (II) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised. All amounts payable pursuant to this Section 1.12 shall be subject to any required withholding of Taxes and shall be paid without interest.

1.13. Company Warrants. At the Effective Time, Parent shall purchase and each Warrant Holder shall sell their respective Company Warrants that are then outstanding for an amount of cash equal to the Per Share Consideration that would otherwise be payable to such Warrant Holders in respect of each share of Company Common Stock that would be issued upon the exercise of such Company Warrants, with such amount being appropriately reduced in the amount of the exercise price that would have been payable to the Company by such Warrant Holder upon the exercise of such Company Warrants.

ARTICLE II

Representations and Warranties

2.1. Representations and Warranties of the Company. As an inducement to Parent to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to Parent that, except as set forth in the disclosure letter delivered to Parent by the Company immediately prior to entering into this Agreement and attached as Annex A hereto (the “Company Disclosure Letter”):

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or partnership in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority has not had, or would not be reasonably expected to have, a Company Material Adverse Effect. On or prior to the date hereof, the Company has made available to Parent a complete and correct copy of the Company’s and its Subsidiaries’ articles of incorporation, bylaws and other comparable governing instruments, each as amended to the date hereof. Each such document so delivered is in full force and effect. Except as reflected in the Company Reports, neither the Company nor any of its Subsidiaries has any material liabilities attributable to Virginia Independent Telephone Alliance L.C. (“VITAL”).

For purposes of this Agreement, (i) “Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries (provided, however, that VITAL shall be deemed not to be a Subsidiary for purposes of this Agreement), (ii) “Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, (iii) “Person” includes any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and (iv) “Company Material Adverse Effect” means a material adverse effect on the financial condition, assets properties, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (A) change in Law, U.S. generally accepted accounting principles (“GAAP”) or interpretations thereof that apply to the Company, so long as the Company and its Subsidiaries would not be disproportionately affected thereby, as compared to other businesses that primarily compete in the wireless or wireline industries so affected, (B) change in economic, business or financial market conditions generally or in the wireless or wireline telephony industries specifically, so long as the Company and its Subsidiaries would not be disproportionately affected thereby, as compared to other businesses that primarily compete in the wireless or wireline industries so affected, (C) change resulting from the announcement of this Agreement or any of the transactions contemplated hereby or from the effectuation of the Recapitalization or (D) with respect to any determination made at or prior to the Initial Stock Purchase Closing Date of whether a Company Material Adverse Effect has occurred or would result, whether applied at time of such determination to any time before, on or after the Initial Stock Purchase Closing Date, change resulting from any war, act of terrorism, political event, civil unrest or similar event so long as the Company and its Subsidiaries would not be disproportionately affected thereby, as compared to businesses that primarily compete in the wireless or wireline industries so affected, shall not be considered when determining if a Company Material Adverse Effect has occurred and no such effect shall be deemed to be a Company Material Adverse Effect.

(b) Capital Structure. The authorized share capital of the Company consists of (i) 25,000,000 shares of Company Common Stock, of which 13,759,424 shares of Company Common Stock were issued and outstanding as of the date hereof, and (ii) 1,000,000 preferred shares, without par value, of the Company (the “Company Preferred Stock”), of which none are issued or outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. As of the date hereof, other than (i) 1,296,245 shares of Company Common Stock reserved for issuance in connection with outstanding Company Stock Options pursuant to the Company Stock Option Plans and (ii) 475,624 shares of Company Common Stock reserved for issuance upon exercise of outstanding warrants to purchase Company Common Stock issued pursuant to that certain Warrant Agreement, dated September 9, 2003, by and between the Company and each of the Holders listed on Section 2.1(b) of the Company Disclosure Letter (the “Company Warrants”) the Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance. Section 2.1(b) of the Company Disclosure Letter contains a correct and complete list of outstanding Company Stock Options as of the date hereof. Each of the issued and outstanding shares or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien. Other than with respect to the foregoing or pursuant to the Recapitalization, there are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, registration rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of Company Common Stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than with respect to the foregoing the Company does not have outstanding (i) any other shares of capital stock or other voting securities (except for changes as a result of the exercise of Company Stock Options and Company Warrants or dispositions of securities to the Company pursuant to the Recapitalization) or (ii) any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Holders of the shares of Company Common Stock on any matter. For purposes of this Agreement, “non-assessable,” when used with respect to shares of the Company, means that no further sums are required to be paid by the Holders thereof in connection with the issue of such shares.

(c) Corporate Authority and Approval.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform transactions contemplated by this Agreement. At a meeting duly called and held, the Company’s board of directors has determined that the Merger is advisable and in the best interest of the Company and approved and adopted this Agreement and the transactions contemplated hereby. The Company’s board of directors has received the opinion of Valuation Research Corporation, financial advisor to the Company, to the effect that, as of the date hereof the Per Share Consideration is fair from a financial point of view to the Holders. In connection with the transactions contemplated hereby, the Company has received the Consents from the Sellers, and assuming the due execution and delivery of such Consents by such Sellers, such Consents represent the required vote of the outstanding shares of the Company Common Stock and no further action on the part of the Holders is required to approve the Merger.

(ii) This Agreement has been duly executed and delivered by the Company, and, and assuming the due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except for (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (B) the effect of equitable principles of general application.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) Other than the filings, consents and/or notices (A) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) required to be made with the Federal Communications Commission and any successor thereto (the “FCC”), (C) required to be made with the Public Utilities Commissions set forth on Section 2.1(d) of the Company Disclosure Letter (the “PUCs”), (D) pursuant to any zoning, land use or similar Laws, including Laws relating to the use or occupancy of any property, building codes, zoning regulations or similar rules, regulations or restrictions, (E) under state securities, takeover and blue sky laws or (F) listed in Section 2.1(d) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries prior to the Initial Stock Purchase Closing or the Merger Closing with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries (collectively, “Governmental Authorizations”) prior to the Initial Stock Purchase Closing or the Merger Closing from, any governmental or regulatory authority, agency, commission, body or other governmental entity of competent jurisdiction (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, except those the failure to make or obtain which individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby or would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination or right of termination other than with respect to termination with respect to any Contract otherwise terminable by the counterparty thereto on 90 days’ or less notice or a default under, or the acceleration of any obligations or the creation of a Lien (other than Permitted Liens) on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (B) or (C) above, for any breaches, violations, terminations, rights, defaults, accelerations or creations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, “knowledge,” when used with respect to (1) the Company, means the actual knowledge of Mary McDermott, Michael Moneymaker, James Quarforth, Carl Rosberg, David Macarelli and Donna Persing during a time when, and for so long as, such person is an executive officer of the Company (and, including for purposes of the definition of knowledge, the actual knowledge of a successor performing the primary functions of such Persons), and (2) the Parent, means the actual knowledge of any senior executive officers or principals of the Parent or its Affiliates.

(e) Designated Contracts.

(i) Except as set forth in Section 2.1(e) of the Company Disclosure Letter (each, a “Designated Contract”), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A) any lease (whether of real or personal property) providing for annual rentals of $300,000 or more in the aggregate per year;

(B) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that requires either (1) annual payments by the Company and the Subsidiaries of $750,000 or more or (2) aggregate future payments by the Company and the Subsidiaries of $5,000,000 or more, and, in each case is not terminable by the Company or its Subsidiaries on 90 days’ or less notice without penalty;

(C) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets (but not including purchases made under tariff) that requires either (1) annual payments to the Company and the Subsidiaries of $500,000 or more or (2) aggregate future payments over the next two years to the Company and the Subsidiaries of $2,500,000 or more, and, in each case is not terminable by the Company or its Subsidiaries on 90 days’ or less notice without penalty;

(D) any partnership, joint venture or other similar agreement or arrangement;

(E) any pending agreement that has not been consummated as of the date hereof relating to the acquisition or disposition of any assets with an aggregate value in excess of $125,000 (whether by merger, sale of stock, sale of assets or otherwise), other than acquisitions or dispositions of inventory in the ordinary course of business;

(F) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property other than ordinary course trade payables (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any agreements with an aggregate outstanding principal amount not exceeding $1,000,000 and which may be prepaid on not more than 90 days’ notice without penalty;

(G) any agency, dealer, sales representative, marketing or other similar agreement requiring annual payments of $1,000,000 or more or any agreement that binds the Company for a period in excess of 2 years and is not terminable by the Company or its Subsidiaries on 90 days’ or less notice without penalty;

(H) any noncompetition or similar agreement restricting the business or activities of the Company or its Subsidiaries, other than customary confidentiality agreements and employee non-solicitation agreements and other agreements that are not material to the Company and its Subsidiaries, taken as a whole;

(I) any agreement with (1) any Holder of 5% of more of the Company’s Common Stock or any of its Affiliates or (2) any director or executive officer of any such Holder or any of its Affiliates or, to the Company’s knowledge, as of the date hereof, any members of the “immediate family” (as such terms are respectively defined in Rule 16a-1 of the Exchange Act) of any such director or executive officer, other than with respect to this subsection (I)(2) any (x) agreement related to the employment of any such Holder (or office or directors) that is an employee, (y) agreement by which the Company or its Subsidiaries provide communications, internet and data goods or services to such Holder and (z) arm’s length agreements; or

(J) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

(ii) Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary, as the case may be, is in full force and effect, and (A) none of the Company, any Subsidiary or, to the knowledge of the Company, as of the date hereof, any other party thereto is in default or breach under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and (B) to the knowledge of the Company, as of the date hereof, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for the failure to be valid, binding or in full force and effect, and except for any defaults, breaches, events or circumstances that, individually or in the aggregate, would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries. On or prior to the date hereof, complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been made available to Parent. Any failure to disclose in Section 2.1(e) of the Company Disclosure Letter or to make available to Parent any such agreement, contract, plan, lease, arrangement or commitment shall not be deemed a breach of any representation in this Section 2.1(e) for purposes of the closing condition in Section 4.5(a) to the extent (1) in the case of a failure to disclose, the agreement, contract, plan, lease, arrangement or commitment was made available to Parent prior to the date hereof, and (2) in any case, the failure to disclose or make available such agreement, contract, plan, lease, arrangement or commitment would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries.

(f) Joint Venture Affiliates. Section 2.1(f) of the Company Disclosure Letter sets forth (i) the name of each corporation, partnership, limited liability company or other entity (other than Subsidiaries) in which the Company or any Subsidiary holds a direct or indirect equity, profit, voting or other interest (“Joint Venture Affiliate”) and (ii) any agreement between the Company and any Affiliate on the one hand and the Joint Venture Affiliate and any of its Subsidiaries on the other hand. On or prior to the date hereof, complete copies of each such partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any Joint Venture Affiliate has been made available to Parent. Any failure to disclose in Section 2.1(f) of the Company Disclosure Letter any Joint Venture Affiliate shall not be deemed a breach of any representation in this Section 2.1(f) for purposes of the closing condition in Section 4.5(a) to the extent (1) in the case of a failure to disclose, the relevant joint venture agreement or Joint Venture Affiliate was made available to Parent prior to the date hereof, and (2) in any case, the failure to disclose would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries.

(g) Customer Relationships. To the knowledge of the Company, as of the date hereof, (i) the relationship of the Company and any Subsidiary with any of their material customers or Affiliates of any such customer (each, a “Designated Customer”), is substantially in good standing, (ii) no such Designated Customer has threatened or otherwise indicated to the Company or any Subsidiary that such Designated Customer intends to terminate or otherwise modify any such relationship, (iii) there has been no significant dispute with any such Designated Customer since September 9, 2003, (iv) no such Designated Customer is withholding or is threatening to withhold material payments or revenues due to the Company or any Subsidiary, (v) no such Designated Customer has requested or instituted a corrective plan or other remedy due to the Company or any Subsidiary not satisfying certain metrics or not performing under the terms of the agreement among the parties and (vi) no other event has occurred that would reasonably be expected to have an adverse effect on such relationship, except, in the case of each of clause (i) through (vi), for any events or circumstances that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries. With respect to the Designated Customer referred to in Section 2.1(g)(A) of the Company Disclosure Schedule only, from and after the Initial Stock Purchase Closing Date the words “as of the date hereof” shall be deemed not to be included in the preceding sentence.

(h) Financial Statements.

(i) Section 2.1(h) of the Company Disclosure Letter sets forth (A) the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, and (B) the unaudited interim condensed consolidated financial statements of the Company for the nine months ended September 30, 2004 ((A) and (B) collectively, the “Company Reports”). Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations and of changes in financial position included in the Company Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings, accumulated deficit and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The Company and certain of its Subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on March 4, 2003, and subsequently emerged from bankruptcy proceedings on September 9, 2003 (the “Reorganization Effective Date”). This Section 2.1(h) and the Company Reports are subject to the following qualifications: (A) the Company made significant fresh start accounting adjustments as of September 9, 2003, and its financial position was substantially impacted by the Chapter 11 Plan; these matters affect the comparability of the financial information presented in the Company Reports for periods subsequent to the Reorganization Effective Date as compared to the financial information presented for periods prior to the Reorganization Effective Date (and thus such information may not be comparable), and (B) the Company, as it existed on and prior to the Reorganization Effective Date, is referred to therein as the “Predecessor Company”, and is referred to therein as the “Reorganized Company” for periods subsequent to the Reorganization Effective Date, with the meanings and effects given such terms as described in Note 1 to the Condensed Consolidated Financial Statements of the Company for the nine months ended September 30, 2004.

(ii) Neither the Company nor any of its Subsidiaries has at the date hereof any claims, liabilities or indebtedness, whether accrued, contingent, absolute, determined, determinable or otherwise (“Liabilities”), except (A) Liabilities disclosed in the September 30, 2004 Company Reports, (B) Liabilities incurred after September 30, 2004 in the ordinary course of business, (C) contractual obligations of the Company or any of its Subsidiaries under which performance is not yet due, (D) Liabilities relating to existing or potential (whether asserted or unasserted) litigation or environmental Liabilities or (E) Liabilities existing as of the date hereof not in excess of $10 million in the aggregate.

(i) Chapter 11 Plan and Confirmation Order. The Chapter 11 Plan is in full force and effect and has not been terminated, rescinded or withdrawn. The Confirmation Order is a Final Order and is in full force and effect, and has not been amended, modified or stayed and no appeal therefrom or request for hearing with respect thereto is pending. All conditions to confirmation and effectiveness of the Chapter 11 Plan have been satisfied or validly waived pursuant to the Chapter 11 Plan. No court of competent jurisdiction has issued an injunction, restraining order or other order that prohibits the consummation of the transactions described in the Confirmation Order and no governmental or other action or proceeding has been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Confirmation Order. Neither the Company nor certain of its Subsidiaries subject to the Chapter 11 Plan are in default of the performance of or compliance with any provisions of the Chapter 11 Plan and all required cure payments have been made. There are no remaining liabilities of the Company or any Subsidiary under the Chapter 11 Plan, other than those liabilities disclosed on Section 2.1(i) of the Company Disclosure Statement. For purposes of this Agreement, “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia. “Chapter 11 Plan” means the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of the Company and certain of its Subsidiaries dated July 1, 2003, as confirmed by order of the Bankruptcy Court on August 12, 2003. “Confirmation Order” means the order issued by the Bankruptcy Court confirming the Chapter 11 Plan and entered on August 12, 2003. “Final Order” means a judgment, order, ruling or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal which judgment, order, ruling or other decree has not been reversed, stayed, modified or amended and as to which (a) the time to appeal or petition for review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending or (b) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can be taken or granted.

(j) Absence of Certain Changes. Except (i) the conversion of the Company’s formerly outstanding 9% Senior Convertible Notes Due 2013 and (ii) as otherwise contemplated by this Agreement, since September 30, 2004 until the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses (except for such actions in pursuit of a sale transaction and the Recapitalization, the engagement of financial and other advisors in connection with such transactions and taking other customary actions in connection the pursuit of such transactions including, entering into customary confidentiality agreements with potential purchasers of the Company, conducting due diligence and allowing due diligence to be conducted on it (including making available otherwise proprietary or confidential information), entering into the Debt Commitment Letters and taking other customary actions in connection therewith including engaging advisors and meeting with potential financing sources), and there has not been:

(A) [INTENTIONALLY OMITTED]

(B) any declaration, setting aside or payment of any dividend or other distribution in cash, shares or property in respect of the share capital of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of the Company or its Subsidiaries, except as contemplated hereby;

(C) any material change by the Company or any Subsidiary in accounting principles, practices or methods, except as required by GAAP or Law;

(D) any amendment of any material term of any class or series of outstanding securities of the Company or any of its Subsidiaries;

(E) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, but in any event not exceeding a net total of $1,000,000;

(F) any creation or other incurrence by the Company or any Subsidiary of any material Lien (other than Permitted Liens) on any material asset other than in the ordinary course of business consistent with past practices;

(G) any uninsured damage, destruction or other casualty loss affecting the business or assets of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(H) any sale or purchase of any assets or businesses other than (i) ordinary course acquisitions or dispositions of assets that are not material to either lines of the Company’s business, (ii) dispositions of obsolete assets that are not material, and (iii) those permitted transactions and other matters relating to the Potential Cash Receipt Items (the “Permitted Asset Sales”) (as set forth on Section 3.1 of the Company Disclosure Letter) made pursuant to agreements entered into prior to the date hereof;

(I) any (1) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director or officer of the Company (or any amendment to any such existing agreement), (2) offer of any new severance or termination protection to any director or officer of the Company, or (3) change in compensation or other benefits payable to any director or officer of the Company pursuant to any severance or retirement plans or policies thereof; or

(J) any change in Law that has been adopted, promulgated or approved (whether or not it has become effective) and that would reasonably be expected to have a Company Material Adverse Effect.

For purposes of this Agreement, (i) “Lien” shall mean with respect to any property (real or personal) or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, license, easement, right of way, servitude, covenant, restriction, title defect or adverse claim of any kind in respect to such property (real or personal) or asset and (ii) “Permitted Liens” shall mean, collectively, (A) Liens for Taxes, assessments and similar charges that are not yet due or are being contested in good faith (and for which adequate accruals or reserves have been established); (B) customary rights reserved by any Governmental Entity to regulate the affected real property; (C) as to Leased Property, the interests of the lessors thereof; (D) as to Owned Property or Leased Property, Liens which do not materially interfere with any present use of such Owned or Leased Property; (E) any inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business not yet delinquent or being contested in good faith (and for which adequate accruals or reserves have been established); (F) Liens suffered or incurred in the ordinary course of business; (G) other Liens and defects or irregularities in title or other encumbrance that would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries; or (H) Liens disclosed in Section 2.1(j) of the Company Disclosure Letter.

(k) Litigation. Except as disclosed in the Company Reports, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any Governmental Entity, except for those that, individually or in the aggregate, would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries or prevent, materially delay or materially impair the ability of the

Company to consummate the transactions contemplated by this Agreement. There are no judgments, orders or decrees of any court of Governmental Entity against the Company or any of its assets or operations that have not been satisfied or resolved that would individually or in the aggregate be reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries.

(l) Employee Benefits.

(i) All employment, severance or similar contracts, plans, arrangements or policies that cover any employee or former employee of the Company or any of its Subsidiaries (the “Employees”) and director or former director of the Company, including “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other plans or arrangements (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental employment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or any other benefits which are offered, maintained, administered, or contributed to by the Company or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has any liability (collectively the “Company Benefit Plans”), are set forth in Section 2.1(l) of the Company Disclosure Letter. True and complete copies or descriptions of all Company Benefit Plans (and, if applicable, related trust or funding agreements or insurance policies) have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto). For purposes of this Agreement, “ERISA Affiliate” means any Person which, together with the Company, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”). Any failure to disclose in Section 2.1(l) of the Company Disclosure Letter any Company Benefit Plan and any failure to make available a copy or description of such Company Benefit Plan and its most recent annual report shall not be deemed a breach of any representation in this Section 2.1(l)(i) for purposes of the closing condition in Section 4.5(a) to the extent (1) in the case of a failure to disclose, the available copy or description of such Company Benefit Plan was made available to Parent prior to the date hereof, and (2) in any case, any such failure to disclose or make available would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries.

(ii) At no time within the past six (6) years, have the Company, any Subsidiary, nor any ERISA Affiliate, been required to contribute to, or incurred any withdrawal or reorganization liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA nor does the Company or any ERISA Affiliate have any potential withdrawal or reorganization liability under any such multiemployer plan.

(iii) There has been no change in the funded status of the Revised Retirement Plan for Employees of NTELOS Inc. since the later of (1) the last annual consolidated financial statement or (2) the valuation date of the most recent actuarial report for such plan that would reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries. As of December 31, 2004, the aggregate unfunded liability of the Company and any Subsidiary in respect of all supplemental executive retirement plans, computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date, shall not exceed $5 million.

(iv) The Company and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder.

(v) To the knowledge of the Company, no transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction may cause the Company or any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise. No “accumulated funding deficiency”, as defined in Section 412 of the Code, has been incurred with respect to any Company Benefit Plans subject to such Section 412, whether or not waived. No “reportable event”, within the meaning of Section 4043 of ERISA and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Company Benefit Plans. Neither the Company nor any ERISA Affiliate of the Company has (A) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (B) incurred (1) any liability under Title IV of ERISA arising in connection with the termination of any plan covered by Title IV of ERISA or (2) any liability under Section 4971 of the Code. The Company has received no notice of any investigation by the Pension Benefit Guaranty Corporation that could lead to termination of any Company Benefit Plan that is subject to Title IV of ERISA that is contributed to or maintained by the Company or any ERISA affiliate.

(vi) All Company Benefit Plans have been administered in substantial compliance with their respective terms and with the requirements prescribed by Law, including ERISA and the Code except as would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries. Each Company Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such determination letter within the applicable remedial amendment period or the applicable remedial amendment period has not expired and, to the knowledge of the Company, no event has occurred that would adversely affect the qualification or exemption of such plans from taxation. The Company has made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such plan. Any failure to make available the most recent determination letter of the Internal Revenue Service relating to each such plan shall not be deemed a breach of any representation in this Section 2.1(l)(v) for purposes of the closing condition in Section 4.5(a) to the extent any such failure to make available would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries.

(vii) No condition exists that would prevent Parent from amending or terminating any Company Benefit Plan in respect of any current or former employee or any dependent thereof other than with respect to the Company Benefit Plans that are employment agreements.

(viii) The Company has made available to Parent as of the date hereof a written schedule (the “TIP Schedule”) listing for each Employee (each a “TIP Participant”) eligible to receive any payment under the Company’s 2004 Team Incentive Plan (the “TIP”) the minimum, maximum and expected payment such TIP Participant is eligible to receive under the TIP.

(ix) All material contributions required to be made under each Company Benefit Plan have been timely made (in all material respects). There is no material pending or, to the knowledge of the Company, threatened, litigation, investigation, or other proceedings relating to the Company Benefit Plans other than ordinary course participant claims consistent with the terms of such Company Benefit Plans.

(x) Neither the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (A) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Subsidiary that either alone or in conjunction with any other payment or event, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(m) Properties.

(i) All material fee interests in real property owned by the Company or any of its Subsidiaries (the “Owned Property”) and material leaseholds of real property leased by the Company or any of its Subsidiaries (the “Leased Property”) and material indefeasible rights of use (“IRUs”) are listed on Section 2.1(m) of the Company Disclosure Letter. Any failure to disclose in Section 2.1(m) of the Company Disclosure Letter any Owned Property, Leased Property or IRUs shall not be deemed a breach of any representation in this Section 2.1(m)(i) for purposes of the closing condition in Section 4.5(a) to the extent (1) in the case of a failure to disclose such property, the relevant Owned Property, Leased Property and IRUs was identified to Parent as such prior to the date hereof, and (2) in any case, the failure to disclose or identify such property or IRUs would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries. Except as would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries, the Company’s real property and leasehold interests and IRUs are adequate for the conduct of the businesses of the Company or any Subsidiary as currently conducted.

(ii) The Company and the Subsidiaries have good and valid title to the Owned Property and have valid leasehold interests in all Leased Property free and clear of all Liens other than Permitted Liens, any such failure to have such good and valid title or valid leasehold interest free and clear of Liens as would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries.

(iii) As of the date hereof, neither the Company nor any Subsidiary has received written notice of any material default or any event which, with notice or lapse of time or both, would constitute a material default under a material lease of Leased Property.

(iv) The Owned Property is in good operating condition, is adequate and suitable for its present uses and, in the case of buildings and other structures (including the roofs thereof), is structurally sound, except as would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries.

(v) Except as would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that the Owned Property and Leased Property, and their continued use, occupancy and operation as currently used, occupied and operated, constitute a nonconforming use under applicable building, material zoning, subdivision and other land use and similar Laws.

(vi) Except as would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries, there is no unrestored casualty nor any condemnation proceedings pending or, to the Company’s knowledge, threatened, which might adversely affect the value of, or materially interfere with any present use of, any Owned Property.

(n) Compliance with Laws; Permits. The businesses of each of the Company and its Subsidiaries have not been conducted in violation of any federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, determination or arbitration award, of any Governmental Entity (collectively, “Law”), except for violations that, individually or in the aggregate, have not had, or would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except with respect to regulatory matters covered by Section 2.1(d)(i), the Company has not received notice of any investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries, and to the knowledge of the Company, no investigation is threatened and, to the Company’s knowledge, no condition exists that could reasonably be expected to prompt such an investigation, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 2.1(n) of the Company Disclosure Letter contains a complete list of all governmental permits, licenses, franchises, orders and other governmental authorizations, consents and approvals (“Permits”) of the Company and its Subsidiaries, other than its FCC licenses, necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Any failure to disclose in Section 2.1(n) of the Company Disclosure Letter or to make available to Parent any such Permit shall not be deemed a breach of any representation in this Section 2.1(n) for purposes of the closing condition in Section 4.5(a) to the extent (1) in the case of a failure to list the Permit was made available to Parent prior to the date hereof, and (2) in any case, the failure to disclose or make available such Permit would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries. Except as set forth on Section 2.1(n) of the Company Disclosure Letter, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, except in the case of each of clause (i) through (iii), for any events, circumstances, defaults, terminations or impairments that, individually or in the aggregate, would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 2.1(n) shall relate (or be deemed to relate) to violations of Environmental Laws or Taxes, which are addressed in Section 2.1(p) and Section 2.1(q), respectively.

(o) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is, or any anti-takeover provision in the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws at the Merger Closing will be, applicable to the shares of Company Common Stock or the transactions contemplated by this Agreement.

(p) Environmental Matters.

(i) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries: (a) are and have been in substantial compliance with all applicable Environmental Laws; (b) have not received any written or oral notice, demand or claim from any Governmental Entity or other third party alleging a violation of or liability under any applicable Environmental Laws; and (c) are not subject to any actual or threatened order, investigation, action, claim, suit, proceeding, judgment or decree arising under any Environmental Law.

(ii) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary has any liability whether accrued, contingent, absolute, determined or determinable, arising under or relating to any Environmental Law, and to the knowledge of the Company, as of the date hereof, there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(iii) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary has discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released any Hazardous Substance at, on or under any Owned or Leased Property, except in compliance with Environmental Laws.

(iv) Except as would not reasonably be expected to have a Company Material Adverse Effect, no Owned or Leased Property is listed or, to the knowledge of the Company, as of the date hereof, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal or state published list of sites requiring investigation or clean up.

(v) To the knowledge of the Company, as of the date hereof, there is no written environmental investigation, study, audit, test, review or other analysis in the Company’s possession relating to environmental conditions on the Owned Property or Leased Property or any property previously owned, leased or operated by the Company and any of its Subsidiaries which has not been made available to Parent prior to the date hereof. Any failure to make available any written environmental investigation, study, audit, test, review or other analysis in the Company’s possession relating to environmental conditions on the Owned Property or Leased Property shall not be deemed a breach of any representation in this Section 2.1(p) for purposes of the closing condition in Section 4.5(a) to the extent such failure to make available would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries.

(vi) To the knowledge of the Company, as of the date hereof, neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any property or has conducted any operations in New Jersey or Connecticut.

For purposes of this Agreement, (i) ”Environmental Law” means any applicable Law or Permit relating to (A) the protection of the environment (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, in each case as in effect as of the date hereof, (ii) ”Hazardous Substance” means any substance, pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials (petroleum, its derivatives, by products and other hydrocarbons, asbestos, mold and polychlorinated biphenyls) regulated under, listed or designated, classified or defined as “hazardous” or “toxic” under any applicable Environmental Law, and (iii) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

(q) Taxes.

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all federal and state income Tax Returns and all other material Tax Returns required to have been filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all material Taxes that were required to have been paid or that the Company or any of its Subsidiaries are obligated to have withheld from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves (as required by GAAP) have been established; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. As of the Merger Closing Date there will not be pending or, to the knowledge of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters that, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect. Except as provided for in the Section 2.1(q)(i) of the Company Disclosure Letter, there are not any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect. The Company has made available (or will make available upon request) to Parent true and correct copies of the United States federal and state income Tax Returns filed by the Company and its Subsidiaries for which the statute of limitations has not yet expired.

(ii) Except as set forth on Section 2.1(q)(ii) of the Company Disclosure Letter, (A) all income Tax Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 2000 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; and (B) during the five-year period ending on the date hereof, neither Sellers nor the Company, any Subsidiary, or to the knowledge of the Company any Affiliate of the Sellers, has made, changed or revoked any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting (in each case other than in the ordinary course of business and to the extent that any such action may materially affect the Company or any Subsidiary), nor has it, to the extent it may affect or relate to the Company or any of its Subsidiaries, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

(iii) Section 2.1(q)(iii) of the Company Disclosure Letter contains a list of all states to which any income Tax is properly payable by the Company or any Subsidiary. No Tax authority with which any of the Company or its Subsidiaries does not file Tax Returns has claimed that such Company or Subsidiary is or may be required to file Tax Returns with that Tax authority, other than any claims that would result in the filing of Tax Returns that do not reflect, individually or in the aggregate, a material amount of Taxes, or claims that have been resolved prior to the date hereof.

(iv) Neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) other than the affiliated group of which the Company is the parent (the “Company Group”); (b) has filed or been required to file or been included in a combined, consolidated, or unitary federal, state, local or foreign income tax return other than that of the Company Group; or (c) is a successor to any other entity for Tax purposes by way of merger, liquidation or other transaction. There is no agreement or arrangement with any person or entity pursuant to which the Company or any of its Subsidiaries would have an obligation with respect to Taxes of another person or entity following the Closing.

(v) As of the date hereof, neither the Company nor any of its Subsidiaries has: (a) been the subject of a Tax ruling that has continuing effect, (b) been the subject of a “closing agreement” as that term is defined in Section 7121 of the Code (or any comparable agreement under state, local or foreign law) with any taxing authority that has continuing effect, (c) filed or been the subject of an election under Section 338(g) or Section 338(h)(10) of the Code (or any comparable provisions under state, local, or foreign law) or caused or been the subject of a deemed election under Section 338(e) thereof (or any comparable provisions under state, local, or foreign law) or (d) granted a power of attorney with respect to any material Tax matters that continues in effect.

(vi) Except as set forth on Section 2.1(q)(vi) of the Company Disclosure Letter, neither the Company nor any Subsidiary has been a party to or has participated in any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(vii) Except as set forth on Section 2.1(q)(vii) of the Company Disclosure Letter, neither the Company nor any Subsidiary will be required to include any adjustment in taxable income for any post-Merger Closing Tax period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a pre-Merger Closing Tax period.

(viii) Except as set forth on Section 2.1(q)(viii) of the Company Disclosure Letter, (A) no election has been made under Treasury Regulations Section 1.7701-3 or any similar provision of Tax law to treat the Company, any Subsidiary or any Affiliate of the Company or any Subsidiary as an association, corporation or partnership; and (B) none of the Company, any Subsidiary, and any Affiliate is disregarded as an entity for Tax purposes.

(ix) On September 1, 2004, the Company timely filed amended forms 1120x for its years ended 12/31/1996 and 12/31/1997 reflecting a total carry back of $17,790,000 of net operating losses that originated in its taxable year ended 12/31/2001, resulting in an aggregate claimed refund of approximately $ 5,555,000.

For purposes of this Agreement, (i) “Tax” (including, with correlative meaning, “Taxes” and “Taxable”) includes (A) all federal, state and local income, profits, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (A) as a result of being or having been before the Merger Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a Taxing authority is determined or taken into account with reference to the activities of any other Person; and (C) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (A) or (B) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement),and (ii) “Tax Return” means all material returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(r) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding seeking to compel Company or any of its Subsidiaries to bargain with any labor union or labor organization.

(ii) There are (A) no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board (“NLRB”) or any foreign equivalent; (B) no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (C) no representation claims or petitions pending before the NLRB and no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (D) no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement, except, with respect to clauses (A) through (D), such events that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries has effectuated (1) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act or any foreign equivalent) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company or any of its Subsidiaries or (2) a “mass layoff”. Neither Company nor any of its Subsidiaries have engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law that could result in a material liability of Company and its Subsidiaries, taken as a whole.

(s) Insurance. Except in each case as would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or have an adverse effect on the Company that is material to its business, taken as a whole: (i) The Company and its Subsidiaries have insurance policies in place, of such types and in such amounts, as is customary for the industry in which the Company and its Subsidiaries operate; (ii) such insurance policies have been in effect since September 9, 2003, and there has been no gap in coverage during this time period; (iii) the Company has made available to Parent a list of, and complete copies of, all insurance policies or binders of the Company or its Subsidiaries that provide coverage with respect to the material assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. Any failure to make available any list of, and complete copies of, all insurance policies or binders of the Company or its Subsidiaries that provide coverage with respect to the material assets, business, operations, employees, officers or directors of the Company and its Subsidiaries shall not be deemed a breach of any representation in this Section 2.1(s) for purposes of the closing condition in Section 4.5(a) to the extent (1) in the case of a failure to list any such insurance policy, such policy was made available to Parent prior to the date hereof and (2) in any case, the failure to list or make available any such policy would not reasonably be expected to materially adversely affect Parent’s quantitative valuation of the Company and its Subsidiaries; (iv) there is no material claim by the Company or any Subsidiary pending under any of the policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders or in respect of which such underwriters have reserved their rights; (v) all premiums payable under all such policies have been timely paid (or if paid late, paid without cancellation of coverage) and the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies; (vi) the Company has no knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies; (vii) any pending claims by the Company or its Subsidiaries are not expected as of the date hereof to exceed coverage limitations under any such insurance policies or binders; and (viii) except as disclosed in Section 2.1(s) of the Company Disclosure Letter, the Company and its Subsidiaries shall immediately after the Merger Closing continue to have coverage under such policies and binders in all material respects for events occurring prior to the Merger Closing.

(t) Intellectual Property. (i) The Company and/or each of its Subsidiaries own or are licensed to use all material Intellectual Property used in or necessary for the conduct of their business as currently conducted; (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe the Intellectual Property rights of any third party; (iii) to the knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps to protect the material Intellectual Property owned by them; (iv) no third party is challenging or infringing the Intellectual Property rights used by the Company and its Subsidiaries in the conduct of their business as currently conducted; and (v) neither the Company nor any of its Subsidiaries has received any notice of a claim or threatened claim with respect to any Intellectual Property owned by the Company or any of its Subsidiaries, except, in each case, as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of this Agreement, “Intellectual Property” means, in any jurisdiction world-wide, trademarks, service marks, brand names, domain names, trade dress and other indications of origin, the goodwill associated with the foregoing, and registrations and applications to register the foregoing, including any extension, modification or renewal of any such registration or application; domain names; patents, patent applications, inventions and discoveries and all continuations, continuations in part, divisionals, re-examinations, re-issues and similar rights relating thereto; know-how, trade secrets; copyrights; registrations or applications for registration of copyrights and any renewals or extensions thereof; and all other intellectual property or proprietary rights recognized by Law.

(u) Brokers and Finders. Neither the Company nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger, other than Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.

(v) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2.1, which are made solely by the Company, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company, and the Company hereby disclaims any representations, warranties or other statements made by itself or any of its direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives with respect to the subject matter hereof.

Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor any of its respective direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent in Section 2.3. For purposes of this Agreement, “Representatives” of a specified Person means such Person’s officers, employees, agents, financial and legal advisors, consultants, accountants, other authorized representatives and all authorized representatives with respect thereto.

2.2. Representations and Warranties of the Sellers. As an inducement to Parent to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby severally (as to himself or herself or itself and not as to any other Seller or Tag-Along Seller) represents and warrants to Parent and that:

(a) Such Seller has all requisite power to execute and deliver this Agreement and the Consent and to perform its obligations hereunder and to consummate the transactions contemplated to be preformed by it hereby. With respect to any Seller that is a corporation, limited liability company or a partnership, the execution and delivery of this Agreement and the Consent and the consummation of the transactions contemplated hereby by such Seller, to the extent required by the governing documents of such Seller, have been duly and validly authorized by the board of directors or other governing body of such Seller and no other corporate or partnership proceedings on the part of such Seller, and, as the case may be, its board of directors or other governing body or its stockholders or partners are necessary therefor. This Agreement and the Consent have been duly executed and delivered by such Seller, and assuming the due execution hereof by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

(b) Such Seller is the record and beneficial owner of the aggregate number of shares of Company Common Stock, Company Warrants or Company Stock Options (or Company Common Stock received upon the exercise of such Company Warrants or Company Stock Options), as the case may be, listed under its respective name on Section 2.1(b) of the Company Disclosure Letter. Upon consummation of the Initial Stock Purchase at the Initial Stock Purchase Closing, as contemplated by this Agreement, good title to the Securities owned or to be owned by such Seller will be delivered to Parent, free and clear of any Liens.

(c) No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by such Seller with, to or from any Persons or Governmental Entity or private agencies in connection with the consummation of the Stock Purchase, except for (i) filings under the HSR Act, (ii) those that become applicable solely as a result of the specific regulatory status of Parent or its Affiliates or (iii) those referred to in Section 2.1(d)(i).

(d) Except for the representations and warranties contained in this Section 2.2, which are made solely by each Seller severally (as to himself or herself or itself and not as to any other Seller or Tag-Along Seller), neither such Seller nor any other Person makes any express or implied representation or warranty on behalf of such Seller, and such Seller hereby disclaims any representations, warranties or other statements made by itself or any of its direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives, in each case as applicable, with respect to the subject matter hereof. Notwithstanding anything contained in this Agreement to the contrary, the Parent acknowledges and agrees that neither such Seller nor any of its respective direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives, in each case as applicable, is making any representations or warranties whatsoever, express or implied, beyond those expressly given by such Seller in Section 2.2.

2.3. Representations and Warranties of Parent and Merger Sub. As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, each of Parent and Merger Sub hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Virginia, respectively, and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, has not impaired or delayed, and would not reasonably be expected to impair or delay, Parent’s or Merger Sub’s ability to perform its obligations hereunder. Parent has made available to the Company a complete and correct copy of Parent’s and Merger Sub’s articles of incorporation, certificates of incorporation, charters, bylaws and other comparable governing instruments, each as amended to the date hereof. Each such document so delivered is in full force and effect.

(b) Capitalization of Merger Sub; Interim Operations of Merger Sub.

(i) The authorized share capital of Merger Sub consists of 1,000 common shares, par value $0.01 per share, all of which are issued and outstanding, duly authorized, validly issued, fully paid and non-assessable, and there are no other securities of Merger Sub authorized or issued and outstanding. All of the issued and outstanding shares of capital stock and other equity interests of Merger Sub, are owned by Parent free and clear of any Liens. Except as set forth in this Section 2.3(b), there are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Merger Sub, the Surviving Company, Parent or any of their respective Subsidiaries or Affiliates to issue or to sell any shares or other securities of, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Merger Sub or the Surviving Company, and no securities or obligation evidencing such rights are authorized, issued or outstanding.

(ii) Merger Sub has not conducted any business, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(c) Corporate Authority. No vote of holders of capital stock or other equity interests of Parent is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its respective obligations under this Agreement, and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

(d) Governmental Filings; No Violations; Etc.

(i) Other than the filings, consents and/or notices (A) under the HSR Act, (B) required to be made with the FCC, (C) required to be made with the PUCs and (D) under state securities, takeover and “blue sky” laws, no notices, reports or other filings are required to be made by Parent or Merger Sub (or any of their Affiliates) with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub (or any of their Affiliates) from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, except those the failure to make or obtain which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. None of Parent, Merger Sub, nor any of their Affiliates hold any interest in any entity set forth on Section 2.3(d) of the Company Disclosure Letter that would be reasonably likely to result in the United States Federal Trade Commission (the “FTC”) or the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) opening an investigation regarding the proposed transaction or issuing an additional request for information and documentary materials (a “Second Request”) to Parent or the Company regarding the proposed transaction under the HSR Act.

(ii) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation, certificates of incorporation, charters, bylaws or other comparable governing instruments of Parent or Merger Sub or any of their Affiliates or (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Affiliates (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Affiliates or any Laws or permit or license to which Parent or any of its Affiliates is subject, except, in the case of clause (B) above, for any breaches, violations, terminations, defaults, accelerations or creations that, individually or in the aggregate, would not prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(iii) Each of Parent and Merger Sub is legally, financially and otherwise qualified under all applicable Laws (including, for example only, under the Communications Act of 1934, as amended and supplemented by the Telecommunications Act of 1996, as amended, and all rules, regulations and policies promulgated thereunder (collectively, the “Communications Act”)) to be (A) a transferee of control of all permits, licenses, waivers and authorizations issued by the FCC to the Company or its Subsidiaries (the “FCC Authorizations”) and (B) the FCC licensee of and to own and operate the businesses, assets and operations of the Company and its Subsidiaries and to perform its obligations hereunder. To Parent’s knowledge, no fact or circumstance exists relating to the qualifications of Parent that (1) has prevented or delayed, or would reasonably be expected to prevent or delay, the FCC or PUCs from granting approval (including any breach of 47 C.F.R. Section 1.1910) or (2) has prevented or delayed, or would reasonably be expected to prevent or delay, or otherwise disqualify Parent as the licensee, owner, operator or transferee of any of the businesses, assets and operations of the Company and its Subsidiaries in any jurisdiction, or (3) would cause the FCC or any PUC to impose a condition or conditions that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. None of the Affiliates of each of Parent and Merger Sub shall, by virtue of being Affiliates of either Parent or Merger Sub, cause Parent or Merger Sub to fail to qualify under subsections (A) and (B) of the foregoing sentence. No waiver of any FCC or PUC rule or policy that would materially delay FCC or any PUC approval is necessary to be obtained for the grant of the applications to obtain all required approvals of the FCC and the PUCs in connection with the Merger and the other transactions contemplated by this Agreement (the “Transfer Applications”), nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the transactions contemplated by this Agreement.

(iv) To Parent’s knowledge, each of Parent and Merger Sub and each of their Affiliates is legally and otherwise qualified to enter into and/or assume obligations under Contracts with any Governmental Entity of the United States of America or any political subdivision thereof. Each of Parent and Merger Sub knows of no fact that would, under applicable Law, disqualify such Parent or Merger Sub or any of its Subsidiaries as a party to any such Contract with any Governmental Entity of the United States of America or any political subdivision thereof.

(e) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries or Affiliates or obligations or liabilities of Parent or any of its Subsidiaries or Affiliates, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, except for those that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(f) Compliance with Laws; Permits. Except with respect to regulatory matters covered by Sections 2.3(d)(i), (iii) and (iv), no investigation or review by any Governmental Entity with respect to Parent or any of its Affiliates is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which, individually or in the aggregate, would not reasonably be expected to materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(g) Takeover Statutes. No Takeover Statute or any anti-takeover provision in the articles of incorporation, certificates of incorporation, charters, bylaws or other comparable governing instruments of Parent or Merger Sub is or will be applicable to the Merger or the other transactions contemplated by this Agreement.

(h) Available Funds.

(i) At the Initial Stock Purchase Closing, Parent will provide $38,000,000 in cash as equity financing for the Initial Stock Purchase (the “Initial Equity Financing”); and at the Merger Closing, Parent will provide $155,600,000 in cash as equity financing for the Merger (the “Merger Equity Financing”, and together with the Initial Equity Financing, “Equity Financing”); provided, however, the amount of Merger Equity Financing shall be reduced (i) by the amount actually funded in connection with the Initial Equity Financing and (ii) as contemplated by clauses (1), (3) and (4) of Section 1.11(a).

(ii) Parent has executed and agreed to binding commitments (the “Equity Financing Commitment Letters”) committing Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners A LP, and its affiliated investment funds and Citigroup Venture Capital Equity Partners, L.P. and its affiliated investments funds (together, the “Funds”) to provide all of the Equity Financing, subject to the terms and conditions set forth therein. True and complete copies of the Equity Financing Commitment Letters have been delivered to the Company prior to the execution of this Agreement.

(iii) As of the date hereof, the Equity Financing Commitment Letter is in full force and effect. Parent has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Equity Financing Commitment Letter.

(i) Purchase for Own Account. The Securities of the Company to be acquired by Parent in the Initial Stock Purchase and of the Surviving Company to be acquired by Parent in the Merger pursuant to the terms of this Agreement are being acquired solely for the purposes of investment for Parent’s own account and not with a view to, or for offer or sale in connection with, any distribution thereof. Neither Parent nor Merger Sub has any contract, arrangement or agreements with any Person providing for, (i) sales of any securities or any assets of the Surviving Company immediately following the Effective Time or (ii) the Surviving Company to have any assets, liabilities or obligations of any nature other than those pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement or to conduct any business of any nature other than as conducted by the Company as of the Merger Closing Date. Parent acknowledges and agrees that the securities in the Surviving Company may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933, as amended, or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering such Securities or an available exemption from registration, such Securities must be held by Parent indefinitely.

(j) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement, for which the Company, their holder of Company Common Stock, Company Stock Options or Company Warrants or their respective Affiliates will be liable. Neither the Company nor any Subsidiary or Affiliate thereof will have any liability, prior to the Merger Closing Date or that in any way would be reflected on a balance sheet of any such entity as of or prior to the Merger Closing Date, in respect of such arrangements.

(k) No Other Representations and Warranties; Independent Investigation.

(i) Except for the representations and warranties contained in this Section 2.3, which are made solely by Parent and Merger Sub, neither Parent nor any other Person makes any express or implied representation or warranty on behalf of Parent or Merger Sub, and Parent and Merger Sub each hereby disclaims any representations, warranties or other statements made by itself or any of its respective direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives, with respect to the subject matter hereof. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of their direct or indirect holder of Company Common Stock, Company Stock Options or Company Warrants nor any of their direct or indirect directors, shareholders, Subsidiaries, Affiliates or Representatives, is making or has made any representations or warranties whatsoever, express or implied, beyond, in the case of the Company only, those expressly given by the Company in Section 2.1. and by the Sellers in 2.2.

(ii) Neither the Company, the holders of Company Common Stock, Company Stock Options or Company Warrants nor any of its or their Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the holders of Company Common Stock, Company Stock Options or Company Warrants or any of its or their Subsidiaries or the Merger or the other transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, the holders of Company Common Stock, Company Stock Options or Company Warrants its or their Affiliates or any Representative or other Person will have, or be subject to, any liability to Parent or Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Parent’s or Merger Sub’s use of any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or Affiliates or other publications or data room information provided to Parent or Merger Sub or their Representatives, any other documents or information in any form provided to Parent or Merger Sub or their Representatives in connection with the sale of the Company and its Subsidiaries and the Merger and other transactions contemplated by this Agreement and any documents to be provided to Holders or actual or potential lenders in connection with the Recapitalization. Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations. In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent and Merger Sub and their Representatives have received from the Company or its Representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Parent and Merger Sub acknowledge and agree that (A) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (B) Parent and Merger Sub are familiar with such uncertainties, (C) Parent and Merger Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to Parent or Merger Sub or their Representatives, and (D) Parent and Merger Sub will not (and will cause all of their Subsidiaries and other Affiliates and all other Persons and Representatives acting on their behalf not to) assert any claims or cause of action against the Company or its shareholders or Subsidiaries, or any of the Company’s direct or indirect officers, directors, shareholders, Subsidiaries, Affiliates, or Representatives, or hold any such other Person liable with respect thereto.

ARTICLE III

Covenants

3.1. Interim Operations. Except (A) as Parent shall otherwise permit (which permission shall not be unreasonably withheld or delayed), (B) as required in order for it to comply with any Law or any contract existing on the date hereof to which the Company or any of its Subsidiaries is bound, (C) as set forth in Section 3.1 of the Company Disclosure Letter, or (D) as otherwise contemplated by this Agreement (including the Recapitalization), the Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Merger Closing:

(a) the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company shall and shall cause its Subsidiaries to use all reasonable commercial efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, officers and employees;

(b) it shall not (i) issue, sell, pledge, dispose of or encumber any share capital owned by it in any of its Subsidiaries; (ii) adopt any change to the Company’s and its Subsidiaries’ articles of incorporation or bylaws; (iii) amend the Shareholders Agreement, (iv) split, consolidate, combine or reclassify its issued and outstanding share capital; (v) declare, set aside or pay any dividend payable in cash, shares or property in respect of any share capital other than dividends from its direct or indirect wholly owned Subsidiaries and other than regular quarterly cash dividends; or (vi) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any share capital or any securities convertible into or exchangeable or exercisable for any share capital;

(c) other than in connection with (i) exercises of Company Warrants or (ii) issuances of shares of Company Common Stock pursuant to options and other share-based awards outstanding on the date hereof under the Company Stock Option Plans or any other Company Benefit Plan, neither it nor any of its Subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any share capital of any class or any other property or assets; (B) other than (i) in the ordinary and usual course of business, (ii) dispositions of obsolete assets that are not material to either of the Company’s lines of business, and (iii) Permitted Asset Sales made pursuant to agreements entered into prior to the date hereof, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including share capital of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (C) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business consistent with the Company’s budgeted capital expenditures as set forth under “Capital Expenditure Budget” in Section 3.1 of the Company Disclosure Letter (it being understood that the timing of budgeted expenditures may be accelerated or decelerated by the Company), and other than capital expenditures in excess of those reflected in such budget to the extent required in order for the R&B Telephone Company and NTELOS Telephone Inc. to continue to meet their public services obligations to provide reasonable service, or, by any means, except to the extent required by existing contractual commitments, make any significant acquisition of, or investment in, assets or shares of or any other interest in, any other Person;

(d) neither it shall nor shall it cause its Subsidiaries to merge or consolidate with any other Person;

(e) neither it shall nor shall it cause its Subsidiaries to terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Company Benefit Plans or increase the salary, wage, bonus or other compensation of any employees, except amendments required by Law or otherwise necessary to preserve the intended benefits under such Company Benefit Plans and salary increases for employees occurring in the ordinary and usual course of business;

(f) neither it shall nor shall it cause its Subsidiaries to alter its general practices and policies relating to the payment and collection, as the case may be, of accounts payable and accounts receivable, in each case, in any material respect;

(g) neither it shall nor shall it cause its Subsidiaries to settle or compromise any material claims or litigation or modify, amend or terminate any of its Designated Contracts or waive, release or assign any material rights or claims, except for settlements entered into as set forth in Section 3.1 of the Company Disclosure Schedule, provided that any such settlement shall constitute a full and complete release of related liabilities or obligations by the Company or its applicable Subsidiary and shall not in any manner place material restrictions on the operations of the Company or such Subsidiary;

(h) it shall use its reasonable commercial efforts to prevent any insurance policy of the Company or its Subsidiaries from being cancelled or terminated prior to the scheduled end of its term;

(i) neither it shall nor shall it cause its Subsidiaries to enter into any lease or amend an existing lease to increase the obligations under such existing lease (whether of real or personal property) providing for annual rentals of (1) $1,000,000 or more in the aggregate per year or (2) $500,000 per year for a period of three or more years, and, in each case, is not terminable by the Company or its Subsidiaries on 90 days’ or less notice without penalty;

(j) neither it shall nor shall it cause its Subsidiaries to enter into any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that requires either (1) annual payments by the Company and the Subsidiaries of $750,000 or more or (2) aggregate future payments by the Company and the Subsidiaries of $5,000,000 or more, and, in each case is not terminable by the Company or its Subsidiaries on 90 days’ or less notice without penalty;

(k) neither it shall nor shall it cause its Subsidiaries to enter into any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets (but not including purchases made under tariff) that requires either (1) annual payments to the Company and the Subsidiaries of $500,000 or more or (2) aggregate future payments over the next two years to the Company and the Subsidiaries of $2,500,000 or more, and, in each case is not terminable by the Company or its Subsidiaries on 90 days’ or less notice without penalty;

(l) neither it shall nor shall it cause its Subsidiaries to enter into any partnership, joint venture or other similar agreement or arrangement, except for any IRUs, co-location agreement or other ordinary course commercial business relationships in the ordinary course of business consistent with past practice;

(m) neither it shall nor shall it cause its Subsidiaries to incur, assume or guarantee any indebtedness for borrowed money (other than capital leases or in connection with the Debt Financing) other than in the ordinary course of business and in amounts and on terms consistent with past practices, but in any event not exceeding a net total of $2,000,000;

(n) neither it shall nor shall it cause its Subsidiaries to create or otherwise incur any material Lien (other than Permitted Liens) on any material asset other than in the ordinary course of business consistent with past practices or as otherwise permitted by the Debt Financing;

(o) neither it shall nor shall it cause its Subsidiaries to (1) enter into any employment, deferred compensation, severance, retirement or other similar agreement entered into with any director or officer of the Company (or any amendment to any such existing agreement), (2) offer of any new severance or termination protection to any director or officer of the Company, or (3) make or authorize a change in compensation or other benefits payable to any director or officer of the Company pursuant to any severance or retirement plans or policies thereof; provided, however, that the Company and its Subsidiaries shall be permitted to enter into such arrangements with any new non-executive officer or any non-executive officer that has been promoted or had a change in role or responsibilities;

(p) neither it shall nor shall it cause its Subsidiaries to materially change their accounting principles, practices or methods, except as required by GAAP or Law;

(q) neither it shall nor shall it cause its Subsidiaries to authorize or enter into an agreement to do any of the foregoing; and

(r) the Company shall use its reasonable best efforts to consummate the Permitted Asset Sales pursuant to their terms.

3.2. Filings; Other Actions; Notification. The Company and Parent agree as follows:

(a) Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) FCC and PUC Filings. Each of the Company, Parent and Merger Sub shall cooperate with one another in vigorously prosecuting the Transfer Applications, except that Parent shall not be required to consent to any material condition requested or imposed by the FCC or PUC (it being understood that any request or demand for the disclosure of information shall not be deemed a material condition for this purpose). Each of the Company, Parent and Merger Sub shall make such filings as promptly as practicable and in any event within 30 business days after the date of this Agreement. Each of the Company, Parent and Merger Sub also shall comply at the earliest practicable date with any request from the FCC or any PUC for additional information, documents or other materials. The existence or pendency of a petition for reconsideration or an application for review of the FCC’s or any PUC’s approval of the Transfer Applications or an appeal of an order of the FCC or any PUC approving the Transfer Applications shall not be considered a failure to satisfy the conditions set forth in Section 4.1.

(c) Control of Systems Pending Merger Closing. Notwithstanding anything to the contrary herein, prior to the Merger Closing Date, neither Parent nor Merger Sub shall, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Company or its Subsidiaries in any manner that is prohibited by rules or policies of the FCC or any PUC, and the Company shall not be in breach of any provision of this Agreement by reason of any refusal to follow any action, veto or suggestion of Parent that otherwise would violate this Section 3.2(c).

(d) Communications Act. Prior to the Merger Closing, Parent shall not take, any action that would disqualify Parent under the Communications Act or other applicable laws, rules and regulations from acquiring control of the FCC Authorizations.

(e) Other Filings. Each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all waivers, consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any

Governmental Entity and to lift any injunction or other legal bar to the Merger and the other transactions contemplated hereby in order to consummate the Merger and any of the other transactions contemplated by this Agreement. Without limitation of the foregoing, each of the Company, Parent and Merger Sub undertakes and agrees to file (or cause its Affiliates to file, as applicable) as soon as practicable, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division. Each of Parent and the Company shall (and shall cause its Affiliates to) (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Company or the Parent (whichever is the other party). In connection therewith, neither Parent nor its Affiliates shall be required to agree (i) to any limitations on their respective ability to exercise effectively full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned in connection with the transactions contemplated hereby nor agree to any divestiture of any shares of Company Common Stock, (ii) any disposal by Parent or any of its Affiliates of or requirement to hold separate or provide access to all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Affiliates, taken as a whole, or (iii) any other material restrictions on the conduct of the business of Parent or any of its Affiliates after the Effective Time.

(f) Cooperation. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries or Affiliates to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.

(g) Notification. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger and all other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to such transactions.

(h) Communication and Meetings with Governmental Entities. Each party shall (i) promptly notify the other party of any written communication to that party from the FCC, PUC, FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; and (ii) furnish the other party with copies of all correspondence, filings, and communications between them and their respective Representatives or Affiliates on the one hand, and any Governmental Entity on the other hand, with respect to this Agreement and the transactions contemplated hereby. Subject to applicable Law, neither the Company nor Parent (or their Affiliates) shall permit any of its officers or any other representatives or agents to participate in any substantive meeting or discussion with FCC, PUC, FTC, the Antitrust Division, any State Attorney General or any other governmental entity with jurisdiction over enforcement of any applicable antitrust, competition or other Laws (“Government Antitrust Entity”) in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent not prohibited by the FCC, the PUCs or such Government Antitrust Entity, as appropriate, gives the other party the opportunity to attend and participate.

3.3. Access. Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Merger Closing Date, to its properties or other facilities, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its Representatives all information concerning its business, properties and personnel as may reasonably be requested, and instruct the employees of the Company or any of its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company or any of its Subsidiaries, provided that no investigation pursuant to this Section 3.3 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if it shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information. All requests for information made pursuant to this Section 3.3 shall be directed to an executive officer of the Company, or such Person as may be designated by the Company’s executive officers. All such information shall be governed by the terms of the Confidentiality Agreements. The Company shall keep Parent advised of all material developments relevant to its business and the consummation of the transactions contemplated hereby.

3.4. Publicity. There shall be no press releases or public announcements (other than employee communications by the Company) regarding the Merger and the other transactions contemplated by this Agreement except as may be required by Law or requested by any Governmental Entity, or except as may be otherwise agreed by the Parent and the Company. The Company and Parent each shall consult with each other prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except, in each case, as may be required by Law or by the request of any Government Entity.

3.5. Employees.

(a) Continuation and Maintenance of Benefit Plans and Employment and Severance Agreements. For twelve (12) months from the Merger Closing, Parent shall provide (or shall cause the Company to provide) Employees with benefits that are substantially comparable in the aggregate to benefits provided under the applicable Company Benefit Plans as of the Merger Closing Date. Parent shall, and shall cause the Company after the Merger Closing Date to, assume and comply with (i) all employee benefit obligations to Employees and former Employees under the Company Benefit Plans, (ii) all Company Benefit Plans providing employee severance pay and/or severance benefits in existence on the date hereof for the benefit of the Employees, and (iii) all Company Benefit Plans which are employment or severance or similar binding agreements entered into by the Company prior to the date hereof; provided, however, that Parent shall retain the right to amend, modify or terminate at any time after the Merger Closing Date the obligations and plans referenced in clauses (i) and (ii) above subject to their respective terms. Notwithstanding any other provision hereof, Parent shall cause the Company to pay each TIP Participant the appropriate incentive award that remains outstanding under the TIP so long as the applicable performance factors set forth under the TIP are achieved, pursuant to the terms and conditions of the TIP as in effect on the date of this Agreement; provided, however, that if any such TIP Participant is involuntarily terminated from his or her employment without cause after the Merger Closing Date but prior to the date of either the accrual or the payment of such incentive award and such TIP Participant would have received such incentive award but for such termination of employment, such TIP Participant shall nonetheless receive such incentive award as and when incentive award payments under the TIP are made to similarly situated actively employed TIP Participants and provided, further that the aggregate amount of all 2004 TIP payments shall not exceed $6.2 million. All determinations required by the preceding sentence shall be made in good faith by the senior management of the Company in accordance with the TIP and Tip Schedule and subject to approval of the board of directors of the Company as of the payment date of such TIP awards. In no event may a TIP Participant receive a duplicate TIP Payment for the same period from that intended under the applicable TIP; provided, however, that, for purposes of clarity (i) a TIP Participant shall be entitled to a pro-rata amount of such TIP Payment for the 2005 (or future year’s, if applicable) TIP Payment if and to the extent provided under the terms of the applicable TIP, his or her employment agreement or other severance arrangement and (ii) any TIP Payment the TIP Participant receives may be taken into account in the determination or computation of other benefits that the TIP Participant may be entitled to receive under any applicable arrangement (including the computation of severance pay based on TIP Payments). The 2005 TIP shall be substantially identical to the 2004 TIP in structure and financial targets (based, however, on the Company’s 2005 budget, as made available to Parent).

(b) Service Recognition. To the extent that service is relevant for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits (and, in order to calculate the amount of any vacation, sick days, severance and similar benefits) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Affiliates under which the Employees may be eligible to participate on or after the Merger Closing Date (the “Parent Benefits Plans”), the Parent Benefit Plans shall credit such Employees for service earned on and immediately prior to the Merger Closing Date with the Company or its Subsidiaries, or any of their respective predecessors, in addition to service earned with Parent or any of its Affiliates after the Merger Closing Date; provided, however, that such eligibility, vesting, benefit accrual and eligibility service shall not be taken into account (i) under any Parent Benefit Plan that is an equity based plan, program or arrangement under which rights are granted after the Merger Closing Date or (ii) under any Parent Benefit Plan including without limitation, any defined benefit pension plan, to the extent recognition of such service would result in duplication of benefits for the same period of service. In addition, Parent shall (i) waive all pre-existing condition exclusion and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan to the extent waived or satisfied by an employee under any comparable Company Benefit Plan as of the

Merger Closing Date, and (ii) take into account any covered expenses incurred on or before the Merger Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions after the Merger Closing Date under any applicable Parent Benefit Plan.

(c) Section 280G Approvals. If the Company intends to seek shareholder approvals for payments affected by Section 280G of the Code, then prior to sending materials to shareholders, the Company shall first provide Parent with copies of all such materials and shall subsequently consult with Parent as to the content of such materials and the process to be used for obtaining such shareholder approvals to ensure that any such shareholder approvals would be valid under Section 280G of the Code and the regulations thereunder.

3.6. Expenses. Whether or not the Merger or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

3.7. Indemnification; Directors’ and Officers’ Insurance.

(a) After the consummation of the Merger, Parent shall ensure that the indemnification provisions of the Amended and Restated Articles of Incorporation of the Company as in effect at the date hereof shall not be amended, repealed or otherwise modified for a period of six years from the Merger Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Merger Closing Date or prior thereto were directors, officers or employees of the Company; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period of six years shall continue until the disposition of such Action or resolution of such claim. From and after the Merger Closing Date, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 3.7, without limit as to time.

(b) After the consummation of the Merger, each of Parent and the Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Merger Closing Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. All rights to indemnification in respect of any Action pending or asserted or any claim made shall continue through the disposition of such Action or resolution of such claim. In the event of any such Action, Parent and the Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c) With respect to matters arising on or before the Merger Closing Date, the Company may, and if it does not, after the consummation of the Merger, Parent shall cause the Surviving Company to, purchase a six-year “tail” pre-paid policy on terms and conditions no less favorable to Indemnified Parties under the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (the “D&O Insurance”) (provided that, if the Surviving Company, after using its reasonable best efforts, is unable to purchase such tail, for a period of six years after the Merger Closing Date, Parent shall cause the Surviving Company to maintain in effect the D&O Insurance, provided, further that Parent may substitute therefor third-party policies of insurers with comparable financial strength ratings to the Company’s current liability insurance providers, of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent’s directors and officers). The foregoing notwithstanding, in the event that Parent is required to cause the Company to maintain the D&O Insurance, after the Merger Closing Date, the Surviving Company shall not be required to pay a premiums in excess of 300% of the last annual premium paid by the Company prior to the Merger Closing Date, but, in such case, shall purchase as much coverage as reasonably practicable for such amount.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 3.7.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company, any other indemnification arrangement, the VSCA or otherwise.

(f) In the event Parent, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 3.7.

(g) The provisions of this Section 3.7 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

3.8. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger

Sub and the Company and its respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

3.9. Conduct of Parent. Parent agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Merger Closing, except as required by applicable Law, and except as may be consented to in writing by the Company, Parent shall not, and shall cause each of its Subsidiaries not to (1) take any action or agree, in writing or otherwise, to take any action that would reasonably be likely to result in any of the representations and warranties set forth in Section 2.3 becoming false or inaccurate such that the conditions set forth in Sections 4.1 or 4.3 would fail to be satisfied and (2) to the extent reasonably likely to impact adversely the timing or ability of the parties to satisfy the conditions set forth in Sections 4.1, 4.3, 4.4 and 4.6, enter into or consummate any agreements or arrangements for an acquisition (via share purchase, merger, consolidation, purchase of assets or otherwise) or joint venture with respect to wireless or wireline telephony or any other agreements or arrangements. Merger Sub shall not incur or guarantee any liability or any debt or enter into any other obligations other than the commitments contemplated by this Agreement.

3.10. Tag-Along and Drag-Along. As soon as practicable after the date hereof, the Company and the Sellers shall complete and deliver to all other Holders (i) a Tag-Along Sale Notice, as such term is defined in Section 3.3(b) of the Shareholders Agreement, and (ii) a Drag-Along Notice (with respect to the Merger), as such term is defined in Section 3.4 of the Shareholders Agreement. Each of the Tag-Along Sale Notice and the Drag-Along Notice shall be substantially in the form set forth in Section 3.10 of the Company Disclosure Letter, or in such other form as reasonably acceptable to the Company and Parent.

3.11. Other Actions.

(a) In connection with the Recapitalization, the Company shall use its reasonable best efforts to effect the (i) Debt Financing, (ii) the Repurchase and (iii) and the repayment of the Company’s funded debt (including, as of September 30, 2004, $170.7 million of senior secured debt and $10.0 million of other secured debt but excluding capital lease obligations) and to terminate swap agreements. The terms of the Debt Financing shall be substantially those reflected in the Debt Commitment Letters on terms reasonably satisfactory to the Company, true and complete copies of which have been delivered to Parent prior to the date hereof. Initial drafts of the related Bank Book have been delivered to Parent prior to the date hereof.

(b) The Company shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein, (ii) satisfy all conditions applicable to Company in such definitive agreements, (iii) comply with its obligations under the Debt Financing Commitment Letters, and (iv) enforce its rights under the Debt Financing Commitment Letters. The Company shall give Parent prompt notice upon becoming aware of any material breach by any party of the Debt Financing Commitment Letters or any purported termination of the Debt

Financing Commitment Letters. The Company shall keep Parent informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not (1) permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Financing Commitment Letters if such amendment, modification, waiver or remedy reduces the aggregate amount of the Debt Financing, amends the conditions to the drawdown of the financing or is individually or in the aggregate adverse to the interests of Parent, it being understood that without the prior written consent of Parent, any amendment or modification to (x) the “market flex” provisions contained in the last paragraph of the fee letter dated January 18, 2005 and delivered in connection with the Debt Commitment Letter, or (y) except as contemplated by such market flex language in the form in which it appears in such letter on the date hereof, any of the pricing, maturity, allocation, call protection or other terms identified in such “market flex” provisions, shall be presumed to be “adverse to the interests of Parent”; or (2) make any voluntary prepayment of any indebtedness incurred in connection with the Debt Financing. In furtherance of the foregoing, the Company shall permit representatives of Parent to participate in all substantive meetings or discussions with respect to the Debt Financing and, as appropriate, gives Parent the reasonable opportunity to make reasonable comments on any written materials (consistent with market practice); provided, however, that all final decisions with respect to the Debt Financing shall be within the sole discretion of the Company so long as such decisions are consistent with the Debt Commitment Letters.

(c) Promptly following the date of this Agreement, the Company shall use its reasonable best efforts to prepare an offer to purchase the Securities subject to the Repurchase and forms of the related letters of transmittal, as well as all other information and exhibits that may be necessary or advisable in connection with the Repurchase (collectively, the “Offer Documents”); provided, however, that such forms of such Offer Documents shall be reasonably acceptable to Company and Parent. During the terms of this Agreement, the Company shall not without Parent’s prior consent (not to be unreasonably withheld or delayed), waive any condition to the Repurchase, terminate or make any changes to the terms and conditions of the Repurchase. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to Holders as promptly as practicable following the execution of this Agreement.

(d) None of the information supplied by the Company, Parent or Merger Sub for inclusion in the Offer Documents shall contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the consummation of the Repurchase any information should be discovered by any party hereto, which should be set forth in an amendment or supplement to the Offer Documents mailed to Holders so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable law, the Company shall promptly prepare an appropriate amendment or supplement describing such information, and, if required, shall disseminate such amendment or supplement to the Holders.

(e) Prior to the Initial Stock Purchase Closing, the Shareholders Agreement shall be amended and restated in the form attached hereto as Exhibit B (which shall provide, among other things, that Parent shall have the right to designate two directors to the Company’s board of directors (each such designated director, a “Parent Director”) upon the terms and subject to the conditions more fully set forth in such amended and restated Shareholders Agreement) and Company’s Amended and Restated Bylaws shall be amended in the form attached hereto as Exhibit C to provide that, among other things, from and after the Initial Stock Purchase Closing up to eleven members shall be authorized to sit on the Company’s board of directors. Notwithstanding anything in this Agreement to the contrary, after the Initial Stock Purchase Closing and the designation and election of the Parent Directors, the affirmative vote of a majority of the Company’s directors other than the Parent Directors (each such director and any replacement of such director, a “Continuing Director”), or if only one exists, then the vote of such Continuing Director, shall be required to (i) amend or terminate this Agreement by the Company; (ii) exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect the Company or holders of Securities other than Parent or Merger Sub; (iii) amend the articles of incorporation or bylaws of the Company if such action would adversely affect holders of Securities other than Parent or any of its Affiliates; or (iv) take any other action of the Company’s board of directors under or in connection with this Agreement if such action would adversely affect holders of Securities other than Parent or any of its Affiliates. Immediately following the Initial Stock Purchase, Sellers and the Company shall act by written consent to effect the actions contemplated by Section 2.1(b)(i)(B) of Exhibit B and appoint the two Parent Directors as designated in writing by Parent. The Company shall take the actions described in Schedule 3.11.

(f) Notwithstanding Section 1.1, Parent, the Company and each Seller that is a signatory hereto agrees that neither the Company nor Parent shall purchase in the Repurchase or the Initial Stock Purchase, respectively, from such Seller, a number of Shares of Common Stock in excess of the maximum number purchasable so that immediately following such Repurchase or Initial Stock Purchase, as the case may be, such Seller would as a result of the purchase of such excess shares beneficially own less than 25% of the issued and outstanding Company Common Stock on a primary basis or less than 25% of the issued and outstanding Company Common Stock on a fully diluted, fully converted basis.

3.12. Tax.

(a) Without the prior written consent of Parent and outside the ordinary course of business and except with respect to those matters disclosed in Section 3.12 of the Company Disclosure Letter, neither the Company nor any Subsidiary shall, to the extent it may affect or relate to the Company or any Subsidiary, make, change or revoke any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any of the foregoing would have the effect of increasing the Tax liability or reducing any Tax asset of the Company, any Subsidiary, Parent or any Affiliate of Parent except to the extent such liability or reduction of Tax asset is reflected in the Company Reports.

(b) All Tax Returns required to be filed prior to the Merger Closing Date with respect to the Company or any Subsidiary with respect to any pre-Merger Closing Tax period will be filed when due taking into account applicable extensions.

3.13. Registered Issuer. Following the Initial Closing, the Company shall commence taking reasonable actions to prepare it to become qualified to register its securities under the Securities Act of 1933, as amended (it being understood that no cost related thereto shall be considered to be itself, or as part of, a Company Material Adverse Effect and that any costs to be expended in connection therewith in excess of $1,000,000 in the aggregate shall be subject to the approval of the Continuing Directors (without the participation of the Parent Directors).

ARTICLE IV

Conditions

4.1. Conditions to Each Party’s Obligation to Consummate the Initial Stock Purchase. The obligation of Parent, Sellers and the Company to effect the transactions contemplated by the Initial Stock Purchase is subject to the satisfaction (or waiver by the Parent, Sellers and the Company) at or prior to the Initial Stock Purchase Closing of each of the following conditions:

(a) Regulatory Consents. The PUC approval set forth in Section 4.1(a) of the Company Disclosure Letter shall have been obtained.

(b) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement or (collectively, an “Order”) and no Governmental Entity shall have instituted an action or proceeding seeking such an Order.

(c) Recapitalization. The Recapitalization shall have occurred on terms and conditions consistent with the Debt Commitment Letter or other terms reasonably satisfactory to Parent and the Company.

(d) Solvency Opinion. The Board of Directors of the Company shall have received a solvency opinion in connection with the Recapitalization satisfactory to it.

4.2. Conditions to Obligations of Parent to Consummate the Initial Stock Purchase. The obligations of Parent to effect the transactions contemplated by the Initial Stock Purchase are also subject to the satisfaction (or waiver by Parent) at or prior to the Initial Stock Purchase Closing of the following conditions:

(a) Company Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect or other materiality qualifier shall be true and correct in all respects and all such representations and warranties not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Initial Stock

Purchase Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date); provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 4.2(a) shall be deemed to have been satisfied even if any such representations and warranties other than the representations and warranties set forth in Section 2.1(b) and 2.1(u) are not so true and correct unless the failure of all such representations and warranties to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 4.2(a) and the conditions set forth in this Section 4.2(a) have been satisfied.

(b) Sellers’ Representations and Warranties. The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Initial Stock Purchase Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date).

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Initial Stock Purchase Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(d) No MAE. Subject to the matters set forth on Section 2.1(j)(A) of the Company Disclosure Letter which shall not be considered for purposes of determining whether a Company Material Adverse Effect has occurred, since September 30, 2004, there shall not have occurred a Company Material Adverse Effect.

(e) FIRPTA Certificate. Parent shall have received a certificate, in form and substance reasonably satisfactory to it, and issued in compliance with the requirements set forth in Treasury Regulations §§ 1.897-2(h) and 1.1445-2(c), that the Company is not, nor has it been within five years of the date of certification, a “United States real property holding corporation” (as that term is defined in Section 897 of the Code and the Treasury Regulations thereunder).

4.3. Conditions to Obligations of the Sellers to Consummate the Initial Stock Purchase. The obligation of the Sellers to effect the transactions contemplated by the Initial Stock Purchase is also subject to the satisfaction (or waiver by each of the Sellers ) at or prior to the Initial Stock Purchase Closing of the following conditions:

(a) Parent and Merger Sub Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by reference to a materiality qualifier shall be true and correct in all respects and all such representations and warranties not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Initial Stock Purchase

Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The Sellers shall have received a certificate signed on behalf of the Parent by the Chief Executive Officer of the Parent to the effect that such Chief Executive Officer has read this Section 4.3(a) and the conditions set forth in this Section 4.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Initial Stock Purchase Closing, and the Sellers shall have received a certificate signed on behalf of each of Parent and Merger Sub by their respective Chief Executive Officers to such effect.

4.4. Conditions to Each Party’s Obligation to Consummate the Merger. The obligation of the Parent, Merger Sub and the Company to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by the Parent and the Company) at or prior to the Merger Closing of each of the following conditions:

(a) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger and the other transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated, (ii) the FCC and PUC approvals set forth in Section 4.4(a) of the Company Disclosure Letter shall have been obtained, and (iii) all other consents and approvals of any Governmental Entity of competent jurisdiction, the failure of which to obtain would reasonably be expected to materially adverse affect Parent’s quantitative valuation of the Company upon which the aggregate Per Share Consideration is based or would be materially adverse to the Funds.

(b) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order and no Governmental Entity shall have instituted an action or proceeding seeking such an Order.

(c) Recapitalization and Initial Stock Purchase. Each of the Recapitalization and the Initial Stock Purchase shall have been consummated.

4.5. Conditions to Obligations of Parent and Merger Sub to Consummate the Merger. The obligations of Parent and Merger Sub to effect the transactions contemplated by the Merger and other transactions contemplated hereby (other than the Initial Stock Purchase) are also subject to the satisfaction (or waiver by Parent) at or prior to the Merger Closing of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to a materiality qualifier shall be true and correct in all respects and all such representations and warranties not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Merger Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 4.5(a) and the conditions set forth in this Section 4.5(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement after the Initial Stock Purchase Closing and at or prior to the Merger Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Recapitalization. The Recapitalization shall have occurred.

(d) Sprint/Nextel Merger. None of Sprint Corporation or its Affiliates (“Sprint”), Nextel Communications, Inc. or its Affiliates, (“Nextel”) or Verizon Communications Inc. or its Affiliates (“Verizon” together with Sprint and/or Nextel, the “Wireless Firms”) shall have publicly disclosed or disclosed to the Company the receipt by Sprint of a Sprint Acquisition Proposal (as defined in that certain Agreement and Plan of Merger, dated December 15, 2004, by and among Sprint, Nextel and certain other parties thereto) from Verizon, unless (i) Verizon subsequently withdraws such Sprint Acquisition Proposal, or (ii) Sprint’s shareholders vote to approve a merger, business combination or similar transaction with any Person other than Verizon.

(e) Threatened, Instituted, and Pending Actions. There shall not be threatened, instituted or pending any action or proceeding by any Governmental Entity before any court or governmental authority or agency, domestic or foreign, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Affiliates of all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of their Affiliates or to compel Parent or any of its Affiliates to dispose of all or any portion of the business or assets of the Company or any Subsidiary or of Parent or any of their Affiliates other than an action or proceeding that would not reasonably be expected to result in a Company Material Adverse Effect, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its Affiliates effectively to exercise full rights of ownership of the shares of the Company or (iii) seeking to require divestiture by Parent or any of its Affiliates of any shares of Company Common Stock.

(f) No MAE. Subject to the matters set forth on Section 2.1(j)(A) of the Company Disclosure Letter which shall not be considered for purposes of determining whether a Company Material Adverse Effect has occurred, since September 30, 2004 there shall not have occurred a Company Material Adverse Effect.

(g) FIRPTA Certificate. Parent shall have received a certificate, in form and substance reasonably satisfactory to it, and issued in compliance with the requirements set forth in Treasury Regulations §§ 1.897-2(h) and 1.1445-2(c), that the Company is not, nor has it been within five years of the date of certification, a “United States real property holding corporation” (as that term is defined in Section 897 of the Code and the Treasury Regulations thereunder).

4.6. Conditions to Obligations of the Company to Consummate the Merger. The obligation of the Company to effect the transactions contemplated hereby is also subject to the satisfaction (or waiver by the Company ) at or prior to the Merger Closing of the following condition:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by reference to a materiality qualifier shall be true and correct in all respects and all such representations and warranties not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Merger Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The Company shall have received a certificate signed on behalf of the Parent by the Chief Executive Officer of the Parent to the effect that such Chief Executive Officer has read this Section 4.6(a) and the conditions set forth in this Section 4.6(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement after the Initial Stock Purchase Closing at or prior to the Merger Closing, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

ARTICLE V

Termination

5.1. Termination by Mutual Consent.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Initial Stock Purchase Closing by mutual written consent of the Sellers, on the one hand, and each of the Company and Parent by action of their respective boards of directors, on the other hand.

(b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time after the Initial Stock Purchase and prior to the Merger Closing by mutual written consent of the Company and Parent by action of their respective boards of directors.

5.2. Termination by Either Parent or the Company. (a) This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Merger Closing by action of the board of directors of Parent or by action of the board of directors of the Company if (ii) the Merger shall not have been consummated by September 30, 2005 (the “Termination Date”), or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 5.2 shall not be available to Parent or the Company if Parent, on the one hand, or the Company, on the other hand, has breached in any material respect its obligations under this Agreement or in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated prior to such time; provided further that the Termination Date may be extended from time to time for no more than 120 days by the Company to the extent that the only condition preventing consummation of the Merger and the other transactions contemplated by this Agreement is that in Section 4.1(a), due to the delayed receipt of a regulatory approval under the HSR Act, from the FCC or any PUC referred to therein; and provided further that, in the event that all of the conditions set forth in Sections 4.5(a) through (g) other than that condition set forth in Section 4.5(d) have been satisfied on or prior to the Termination Date, the Termination Date may be extended for no more than 90 days by the Company, and if the Termination Date is so extended then for purposes of Section 4.5 hereof all representations and warranties of the Company in this Agreement shall, to the extent that they were true and correct for purposes of Section 4.5(a) on the Termination Date, be deemed to be true and correct.

(b) This Agreement may be terminated and the Merger may be at any time prior to the Initial Stock Purchase Closing in the following additional circumstances:

(i) In the event that the Company determines, acting reasonably and following consultation with its regulatory counsel, that (x) all applicable regulatory approvals required to complete the Debt Financing are not reasonably likely to be obtained within 45 business days following the execution of this Agreement if Parent or its Affiliates are participating in the transaction or are otherwise required or expected to become shareholders of the Company and that (y) if Parent or such Affiliates were not so participating in the transaction or so required or expected to become shareholders of the Company, all applicable regulatory approvals required to complete the Debt Financing would be reasonably likely to be obtained within 55 business days following the execution of this Agreement (such determination, a “Triggering Determination”), the Company shall promptly provide Parent with written notice that it has made a Triggering Determination pursuant to this Section 5.2.

(ii) At any time during the 10 business day period following a Triggering Determination, either Parent or the Company may terminate this Agreement by delivery of written notice to the other.

(iii) In addition, in the event that the Debt Financing is not consummated within 95 calendar days following the date hereof, this Agreement may be terminated from and after such 95th calendar day by either Parent or the Company by delivery of a written notice to the other.

(iv) In the event that this Agreement is terminated by the Company pursuant to Section 5.2(b)(ii), then unless Parent informs the Company that it is no longer interested in acquiring the Company (provided that Parent shall promptly notify the Company if it is no longer so interested and upon such notice the period of exclusivity shall terminate), for a period of 90 days from and after such termination, the Company shall not (and shall cause its Representatives not to) except in each case to the extent required for the members of the Company’s board of directors to comply with their fiduciary duties and the Sellers and their Representatives shall not, directly or indirectly, (i) solicit, initiate or encourage any alternative business combination transaction, (ii) engage or participate in any discussions or negotiations with respect to any alternative business combination transaction, (iii) furnish any non-public information of or relating to the Company or any of its Subsidiaries to any Person in furtherance of any alternative business combination transaction, (iv) accept, recommend or enter into any alternative business combination transaction or (v) with respect to Sellers, sell or agree to sell their Common Stock. During such period the Company and Sellers shall enter into good faith exclusive discussions with Parent regarding a potential business combination transaction.

5.3. Termination by the Sellers and the Company.

(a) This Agreement may be terminated and the Initial Stock Purchase may be abandoned at any time prior to the Initial Stock Purchase Closing by action of the Sellers (acting unanimously), if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue as of, and as if made on, any date subsequent to the date of this Agreement, which, in any such case, would cause any of the conditions in Section 4.3(a) or 4.3(b) not to be satisfied (assuming, if applicable, any such subsequent date was the Initial Stock Purchase Closing Date) and such breach or failure of a condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Seller’s or the Company to Parent.

(b) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Closing by action of the board of directors of the Company , if there has been a breach of any covenant or agreement made by Parent or Merger Sub in this Agreement, which, in any such case, would cause any of the condition in Section 4.6(a) not to be satisfied (assuming, if applicable, any such subsequent date was the Merger Closing Date) and such breach or failure of a condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

5.4. Termination by Parent. This Agreement may be terminated and the Initial Stock Purchase and/or the Merger may be abandoned at any time prior to the Initial Stock Purchase Closing or the Merger Closing (as applicable) by action of the board of directors of Parent if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue as of, and as if made on, any date subsequent to the date of this Agreement, which, in any such case, would (i) with respect to termination of the Initial Stock Purchase, cause any of the conditions in Section 4.1(c), 4.2(a), 4.2(b), 4.2(c) or 4.2(d) not to be satisfied (assuming, if applicable, that any such subsequent date was the Initial Stock Purchase Closing Date) or (ii) with respect to termination of the Merger, cause any of the conditions in Section 4.5(a), 4.5(b), 4.5(f) or 4.5(g) not to be satisfied (assuming, if applicable, that any such subsequent date was the Merger Closing Date), and, in each case, such breach or failure of a condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company. For purposes of this Section 5.4 the parties acknowledge and agree that any failure or impossibility of any closing condition in Section 4.5(d) shall not, in and of itself, permit Parent to fail to consummate the Initial Stock Purchase.

5.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger and other transactions contemplated hereby pursuant to this Article V, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, (i) the parties shall perform their obligations contained in Sections 3.4 and, if the Initial Stock Purchase Closing occurs, Section 3.11(e), and (ii) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement. The Confidentiality Agreements shall survive any termination of this Agreement.

ARTICLE VI

Miscellaneous and General

6.1. Survival. The covenants and agreements contained herein that by their terms are to be fully performed on or prior to the consummation of the Merger shall not survive, and shall terminate immediately following, the consummation of the Merger and the other transactions contemplated by this Agreement. Except for the limited purposes of the conditions to Closing set forth in Section 4.5(a) and 4.6(a), the representations and warranties contained herein shall not survive, and shall terminate immediately following, the consummation of the Initial Stock Purchase and the other transactions contemplated by this Agreement.

6.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Merger Closing Date, this Agreement may be amended, modified or supplemented in writing by Parent and the Company, but only with the consent of the Sellers signatory hereto.

6.3. Waiver. Subject to the provisions of applicable Law, at any time prior to the Merger Closing Date, any provision of this Agreement may be waived if such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

6.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

6.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 6.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to the Company or Sellers:

NTELOS Inc.

401 Spring Lane, Suite 300

Post Office Box 1990

Waynesboro, VA 22980

Telephone: (540) 946-8677

Telecopy: (540) 946-3595

Attention: Mary McDermott

         Senior Vice President – Legal & Regulatory Affairs

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP

Bank of America Plaza

600 Peachtree Street, Northeast

Atlanta, Georgia 30308-2216

Telephone: (404) 888-4000

Telecopy: (404) 888-4190

Attention: David M. Carter, Esq.

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telephone: (212) 403-1000

Telecopy: (212) 403-2000

Attention: David M. Silk, Esq.

if to Parent or Merger Sub:

c/o Quadrangle Capital Partners LP

375 Park Avenue

New York, NY 10152

Telephone: (212) 418-1700

Telecopy: (212) 418-1701

Attention: Kimberly Carlson

with a copy to:

Citigroup Venture Capital Equity Partners, L.P.

399 Park Avenue, 14th Floor

New York, NY 10022

Telephone: (212) 559-2056

Telecopy: (212) 888-2940

Attention: Michael A. Delaney

         Paul C. Schorr, IV

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Telephone: (212) 450-4618

Telecopy: (212) 450-3800

Attention: Phillip R. Mills, Esq.

with a copy (which shall not constitute notice) to:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, Pennsylvania 19103-2793

Telephone: (212) 698-3500

Telecopy: (215) 994-2222

Attention: G. D. O’Donnell, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

6.7. Entire Agreement. This Agreement (including any Exhibits and Annexes hereto) and (1) that certain Confidentiality Agreement, dated October 6, 2004, between Quadrangle Capital Partners LP and the Company and (2) that certain Confidentiality Agreement dated October 12, 2004 between Citigroup Venture Capital Equity Partners, L.P. and the Company (together, the “Confidentiality Agreements”) constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties with respect to the subject matter hereof.

6.8. Third Party Beneficiaries. Except as contemplated by Section 3.7, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Section 3.7, shall not arise unless and until the Merger Closing Date occurs.

6.9. Obligations of Parent. Whenever this Agreement requires a Subsidiary of Parent and/or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent and/or Merger Sub to cause such Subsidiary to take such action.

6.10. Binding Effect. Notwithstanding anything contained herein to the contrary, this Agreement shall be deemed to bind the Parent, Merger Sub and the Company only at such time as it is executed such Persons.

6.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof, so long as the economic or legal substance of the transaction contemplated hereby is not affect in any manner materially adverse to any party. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the parties shall negotiate in good faith a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.12. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof. In this Agreement, unless a contrary intention appears, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Where a reference in this Agreement is made to an Article, Section, Annex or Exhibit, such reference shall be to a Article or Section of, or Annex or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Nothing in this Agreement shall be construed to require any party hereto to violate any applicable Law.

6.13. Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Parent may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, its rights and obligations under the terms hereof, but no such transfer or assignment will relieve Parent of its obligations hereunder.

6.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, or to enforce specifically, the performance of the terms and provisions hereof in the courts of the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NTELOS INC.

By /s/ James S. Quarforth

        Name: James S. Quarforth

        Title: Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PROJECT HOLDINGS CORP.

By /s/ Michael Huber

        Name: Michael Huber

        Title: Vice President

By /s/ Andrew Gesell

        Name: Andrew Gesell

        Title: President

PROJECT MERGER SUB CORP

By /s/ Michael Huber

        Name: Michael Huber

        Title: President

By /s/ Andrew Gesell

        Name: Andrew Gesell

        Title: Vice President

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Capital International Global High Yield Fund

By: /s/ Michael A. Burik

By: Capital International, Inc., its investment advisor

Name: Michael A. Burik

Title: Senior Vice President

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

American High-Income Trust

The Bond Fund of America

Capital World Bond Fund, Inc.

The Income Fund of America, Inc.

American Funds Insurance Series—Asset Allocation Fund

American Funds Insurance Series—Bond Fund

American Funds Insurance Series—High-Income Bond Fund

By CAPITAL RESEARCH AND

MANAGEMENT COMPANY, as investment

adviser to the above funds

By /s/ Michael J. Downer

        Name: Michael J. Downer

        Title: Vice President and Secretary

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first set forth above.

Morgan Stanley & Co., Incorporated

By /s/ Thomas Doster

        Name: Thomas Doster

        Title: Managing Director

AMENDMENT NO. 1 to TRANSACTION AGREEMENT

By and among

NTELOS INC.,

PROJECT HOLDINGS CORP.,

PROJECT MERGER SUB CORP.

and

Certain Shareholder Signatories

Dated as of January 24, 2005

AMENDMENT NO. 1 to

TRANSACTION AGREEMENT

This AMENDMENT NO. 1 (this “Agreement”) to the TRANSACTION AGREEMENT (the “Transaction Agreement”), originally dated as of January 18, 2005, by and among NTELOS Inc., a Virginia corporation (the “Company”), certain holders of common stock, without par value, of the Company (the “Company Common Stock”) that are signatories hereto (such holders, the “Sellers” and each a “Seller”), Project Holdings Corp., a Delaware corporation (“Parent”), and Project Merger Sub Corp., a Virginia corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Transaction Agreement.

RECITALS

WHEREAS, the parties to hereto desire to amend (1) the Transaction Agreement and (2) the related Plan of Merger (the “Plan of Merger”) to be filed with State Corporation Commission of the Commonwealth of Virginia (which Plan of Merger has been approved and adopted by the Company’s board of directors and attached to the written consent of the Sellers delivered to the Company simultaneously herewith and attached hereto as Exhibit A), to adjust the treatment in the Merger of shares of Company Common Stock that are owned by Parent or Merger Sub immediately prior to the Effective Time;

WHEREAS, the board of directors of Merger Sub has approved and adopted the Plan of Merger and Parent, as sole shareholder of Merger Sub, hereby approves and adopts the Plan of Merger; and

WHEREAS, the parties desire to clarify the ability of Tag-Along Sellers to participate in the Initial Stock Purchase by way of further amending the Amended and Restated Shareholders Agreement, dated January 18, 2005 (the “Amended and Restated Shareholders Agreement”), by and among the Company, Sellers and certain other parties bound thereto.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

6.15. Effect on Capital Stock. Section 1.10(b) of the Transaction Agreement shall be deleted and amended to read as follows:

“Conversion of Parent-Owned Stock. Each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time automatically shall be cancelled and no payment shall be made in exchange therefor.

6.16. Amendment of Amended and Restated Shareholders Agreement. In connection with the execution hereof, the Amended and Restated Shareholders Agreement shall be amended in the form attached hereto as Exhibit B.

6.17. Adoption and Approval of Plan of Merger. Parent, as sole shareholder of Merger Sub, hereby adopts and approves the Plan of Merger.

6.18. Entire Agreement. This Agreement and the Transaction Agreements (including any Exhibits and Annexes hereto and thereto) and the Confidentiality Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties with respect to the subject matter hereof.

6.19. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NTELOS INC.

By /s/ James S. Quarforth

        Name: James S. Quarforth

        Title: Chief Executive Officer

PROJECT HOLDINGS CORP.

By /s/ Michael Huber

        Name: Michael Huber

        Title: Vice President

By /s/ Andrew Gesell

        Name: Andrew Gesell

        Title: President

PROJECT MERGER SUB CORP

By /s/ Michael Huber

        Name: Michael Huber

        Title: Managing Partner

By /s/ Andrew Gesell

        Name: Andrew Gesell

        Title: Vice President

American High-Income Trust

The Bond Fund of America

Capital World Bond Fund, Inc.

The Income Fund of America, Inc.

American Funds Insurance Series—Asset Allocation Fund

American Funds Insurance Series—Bond Fund

American Funds Insurance Series—High-Income Bond Fund

By CAPITAL RESEARCH AND

MANAGEMENT COMPANY, as investment

adviser to the above funds

By /s/ Thomas M. Rowland

        Name: Thomas M. Rowland

        Title: Senior Vice President

Capital International Global Yield Fund

By CAPITAL INTERNATIONAL, INC., as

investment adviser to the above fund

By /s/ Michael J. Downer

        Name: Michael J. Downer

        Title: Vice President and Secretary

By /s/ Cheryl L. Hesse

        Name: Cheryl L. Hesse

        Title: Vice President

Morgan Stanley & Co., Incorporated

By /s/ Thomas Doster

        Name: Thomas Doster

        Title: Managing Director